UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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FLUOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Fluor Corporation
6700 Las Colinas Boulevard
Irving, Texas 75039

March 7, 2007

Dear Shareholder:

You are cordially invited to attend the 2007 annual meeting of shareholders which will be held on Wednesday, May 2, 2007, beginning at 9:00 a.m. Central Daylight Time, at Hotel Crescent Court, Gallery Ballroom, 400 Crescent Court, Dallas, Texas 75201. A map showing the meeting location is included for your convenience on the back page of this booklet.

Information about the meeting is presented on the following pages. In addition to the formal items of business to be brought before the meeting, members of management will report on the company’s operations and respond to shareholder questions.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, we urge you to read this proxy statement and vote your shares as soon as possible. A return envelope for your proxy card or voting instruction card is enclosed for your convenience. Shareholders of record also have the option of voting over the Internet or by using a toll-free telephone number. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your continued support of Fluor. We look forward to seeing you on May 2nd.

Sincerely,

Alan L. Boeckmann
Chairman and Chief Executive Officer

TABLE OF CONTENTS

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF EXECUTIVE OFFICERS AND DIRECTORS
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
CORPORATE GOVERNANCE
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
REPORT OF THE AUDIT COMMITTEE
EXECUTIVE COMPENSATION
ORGANIZATION AND COMPENSATION COMMITTEE REPORT
DIRECTOR COMPENSATION
RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM
OTHER BUSINESS
ADDITIONAL INFORMATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 2, 2007

The annual meeting of shareholders of Fluor Corporation will be held at Hotel Crescent Court, Gallery Ballroom, 400 Crescent Court, Dallas, Texas, on Wednesday, May 2, 2007, at 9:00 a.m. Central Daylight Time. At the meeting, our shareholders will consider and vote on the following matters:

1. the election of four Class II directors to serve until the 2010 annual meeting of shareholders and until their respective successors are elected and qualified;

2. the ratification of the appointment by our Audit Committee of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3. such other matters as may be properly presented at the meeting.

All shareholders of record at the close of business on March 7, 2007 are entitled to receive notice of and to vote at the meeting. Shareholders are cordially invited to attend the meeting in person; however, regardless of whether you plan to attend the meeting in person, please complete, sign, date and promptly return the enclosed proxy card or voting instruction card in the postage-prepaid envelope we have provided. You may also authorize the voting of your shares over the Internet or by telephone as provided in the instructions set forth on the proxy card or voting instruction card. Your prompt response is necessary to ensure that your shares are represented at the meeting.

By Order of the Board of Directors

Lawrence N. Fisher
Chief Legal Officer and Secretary
March 7, 2007
Irving, Texas

FLUOR CORPORATION

PROXY STATEMENT

March 7, 2007

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Fluor Corporation (the “company” or “Fluor”) of your proxy for use at the annual meeting of shareholders to be held at Hotel Crescent Court, Gallery Ballroom, 400 Crescent Court, Dallas, Texas, on Wednesday, May 2, 2007, at 9:00 a.m. Central Daylight Time, or at any adjournment or postponement thereof (the “Annual Meeting”). This proxy statement and the accompanying proxy/voting instruction card are being mailed to all shareholders on or about March 16, 2007. The expense of the solicitation will be paid by the company. Some officers and employees may solicit proxies personally, by telephone or electronically, without additional compensation. Georgeson & Company Inc. has been engaged to assist in the solicitation for which it will receive approximately $14,000 from the company. The company also expects to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the company’s common stock. Except with respect to shares held in the company retirement plans, your proxy is revocable by written notice to the Secretary of the company at any time prior to 24 hours before the commencement of the Annual Meeting, and it shall be suspended if you are a record shareholder or valid proxyholder who attends the meeting and votes in person.

The current mailing address of the principal executive offices of Fluor Corporation is 6700 Las Colinas Boulevard, Irving, Texas 75039. Please direct all communications to that mailing address.

On February 23, 2007, the company had 87,935,942 shares of common stock outstanding. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of Fluor common stock on the record date will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting.

Shareholders have one vote for each share of Fluor common stock owned by them as of the close of business on March 7, 2007, the record date, with respect to all business of the meeting. Any director receiving the majority of votes cast (number of shares voted “for” a director must exceed the number of votes cast “against” that director) will be elected as a director, provided that if the number of nominees exceeds the number of directors to be elected (a situation we do not anticipate), the directors shall be elected by a plurality of the shares present in person or by proxy at any such meeting and entitled to vote on the election of directors. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of the majority of shares represented in person or by proxy at the Annual Meeting and entitled to vote. On proposals besides the election of directors, abstentions are counted in tabulations of the votes cast and thus have the same effect as a vote against a proposal, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

For shares, other than shares held in the Fluor retirement plans, unless otherwise directed in the accompanying proxy card, the proxyholders named therein will vote in accordance with the recommendation of the Board of Directors (1) FOR the election of the four director nominees listed below and (2) FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the year ending December 31, 2007. As to any other business that may properly come before the meeting, the proxyholders will vote in accordance with their best judgment, although the company does not presently know of any other business.

For shares held in the company retirement plans, voting instructions must be received by 4:59 p.m. Central Daylight Time on April 30, 2007, in order for the trustee to vote your shares in accordance with your instructions. If your voting instructions are not received by 4:59 p.m. Central Daylight Time on April 30, 2007, or if you do not provide properly completed and executed voting instructions, any shares you hold in the company retirement plans will be voted by the trustee in favor of the four nominees for director, and in proportion to the manner in which the other company retirement plan participants vote their shares with respect to the ratification of our independent registered public accounting firm and any other proposals.

ELECTION OF DIRECTORS

Proposal 1

In accordance with the company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which provide for a “classified” board, the four Class II directors, James T. Hackett, Kent Kresa, Lord Robin W. Renwick and Peter S. Watson, have been nominated for election at the Annual Meeting to serve a three-year term expiring at the annual meeting in 2010 and until their respective successors are elected and qualified.

Each of the four nominees listed below has agreed to serve as a director of the company if elected. The company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve. If any of the nominees decline or are unable to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote either (1) for a substitute nominee designated by the present Board to fill the vacancy or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board.

Biographical Information

The following biographical information is furnished with respect to each of the four nominees for election at the Annual Meeting and each of the Class III and Class I directors whose terms will continue after the Annual Meeting. The information presented includes information each director has given us about his or her age, all positions he or she holds with us, his or her principal occupation and business experience for the past five years, and the names of other public companies of which he or she serves as a director. Directors are shown as serving from the dates of their original elections to the Board of Directors of Fluor prior to its reverse spin-off transaction in November 30, 2000 wherein Fluor’s coal segment was separated from Fluor’s other businesses and became Massey Energy Company.

Class II Director Nominees—Term Expires 2010

JAMES T. HACKETT, age 53.
Director since 2001; member of the Audit and Organization and Compensation Committees.

Chairman (since January 2006) and President and Chief Executive Officer (since December 2003) of Anadarko Petroleum Corporation, an independent oil and gas exploration and production company; formerly President and Chief Operating Officer of Devon Energy Corporation following its merger with Ocean Energy, Inc. from April 2003 to December 2003; formerly Chairman (from 2000), President and Chief Executive Officer (from March 1999) of Ocean Energy, Inc., an international oil and gas exploration and production company, until April 2003.

Mr. Hackett is also a director of Temple-Inland, Inc., Austin, Texas; and Anadarko Petroleum Corporation, The Woodlands, Texas.

KENT KRESA, age 68.
Director since 2003; member of the Audit and Organization and Compensation Committees.

Chairman Emeritus of Northrop Grumman Corporation, a global defense company, since September 2003; formerly Non-Executive Chairman of Northrop Grumman Corporation from April 2003 to September 2003; formerly Chairman (from September 1990) and Chief Executive Officer (from January 1990) of Northrop Grumman Corporation until April 2003.

Mr. Kresa is also a director of Avery Dennison Corporation, Pasadena, California; General Motors Corporation, Detroit, Michigan; and MannKind Corporation, Valencia, California.

LORD ROBIN W. RENWICK, age 69.
Director since 1997; Chair of the Governance Committee and member of the Executive and Audit Committees; Non-Executive Chairman of Fluor Limited(1) since 1996.

Vice Chairman, JPMorgan Cazenove, a United Kingdom investment bank joint venture of J.P. Morgan and Cazenove Group plc, since February 2005; Vice Chairman, Investment Banking, J.P. Morgan (Europe) since January 2001; formerly British Ambassador to the United States from 1991 to 1995.

Lord Renwick is also a director of Compagnie Financiere Richemont AG, Geneva, Switzerland; SAB Miller plc, London, England; and Kazakhmys plc, Middlesex, England.

PETER S. WATSON, age 54.
Director since 2005; member of the Governance and Organization and Compensation Committees.

President and Chief Executive Officer of the Dwight Group, a strategic consulting firm, since March 2005; formerly Chairman, President and Chief Executive Officer of the U.S. Overseas Private Investment Corporation, an agency of the U.S. Government, from May 2001 through February 2005; formerly Counsel to Pillsbury Winthrop LLP, while also concurrently serving as Senior Advisor to Armitage Associates, L.C., an international consulting firm, from November 1996 to May 2001; formerly Chairman of the U.S. International Trade Commission, from June 1994 to June 1996.

Class III Directors—Term Expires 2008

PETER J. FLUOR, age 59.
Director since 1984; Lead Independent Director since February 2003; Chair of the Organization and Compensation Committee and member of the Executive and Governance Committees.

Chairman and Chief Executive Officer of Texas Crude Energy, Inc., an international oil and gas exploration and production company, since 2001; formerly President and Chief Executive Officer of Texas Crude Energy, Inc. from 1980 to 2001; joined Texas Crude Energy, Inc. in 1972.

Mr. Fluor is also a director of Devon Energy Corp., Oklahoma City, Oklahoma; and Cameron International Corporation, Houston, Texas.

(1)                Fluor Limited, which provides engineering, procurement and construction services in the United Kingdom, is an indirect subsidiary of Fluor.

JOSEPH W. PRUEHER, age 64.
Director since 2003; member of the Governance and Organization and Compensation Committees.

Consulting Professor and Senior Advisor, Stanford University, since 2001; formerly U.S. Ambassador to the People’s Republic of China from 1999 to 2001; Admiral, U.S. Navy (Retired), Commander-in-Chief of U.S. Pacific Command from 1996 to 1999.

Admiral Prueher is also a director of Merrill Lynch & Co., Inc., New York, New York; DynCorp International Inc., Falls Church, Virginia; The Wornick Company (a wholly owned subsidiary of TWC Holding LLC), Cincinnati, Ohio; and Emerson Electric Co., St. Louis, Missouri.

SUZANNE H. WOOLSEY, age 65.
Director since 2004; member of the Audit and Governance Committees.

Formerly Chief Communications Officer of The National Academies, an independent, federally chartered policy institution that acts as an advisor to the nation on science, engineering and medicine, from 2000 to 2003; formerly Chief Operating Officer of The National Academies from 1993 to 2000.

Dr. Woolsey is also a trustee of the mutual funds distributed by Van Kampen Funds, Inc., Oakbrook Terrace, Illinois.

Class I Directors—Term Expires 2009

ALAN L. BOECKMANN, age 58.
Director since 2001; Chair of the Executive Committee.

Chairman and Chief Executive Officer of Fluor since February 2002; formerly, President and Chief Operating Officer of Fluor from February 2001 to February 2002; formerly President and Chief Executive Officer, Fluor Daniel, from March 1999 to February 2001; formerly Group President, Energy and Chemicals from 1996 to 1999; joined Fluor in 1979 with previous service from 1974 to 1977.

Mr. Boeckmann is also a director of Burlington Northern Santa Fe Corporation, Fort Worth, Texas; and Archer Daniels Midland Company, Decatur, Illinois.

VILMA S. MARTINEZ, age 63.
Director since 1993; member of the Audit and Governance Committees.
Partner of Munger, Tolles & Olson LLP, a full service law firm located in Los Angeles, California, since 1982.
Ms. Martinez is also a director of Anheuser-Busch Companies, Inc., St. Louis, Missouri; and Burlington Northern Santa Fe Corporation, Fort Worth, Texas.

DEAN R. O’HARE, age 64.
Director since 1997; Chair of the Audit Committee and member of the Executive and Governance Committees.

Formerly Chairman and Chief Executive Officer of The Chubb Corporation, the holding company for the Chubb Group of Insurance Companies, from June 1988 until his retirement in December 2002; joined The Chubb Corporation in 1963.

Mr. O’Hare is also a director of H.J. Heinz Company, Pittsburgh, Pennsylvania; and AGL Resources, Atlanta, Georgia.

Board Recommendation

The Board of Directors recommends a vote FOR the election of James T. Hackett, Kent Kresa, Lord Robin W. Renwick and Peter S. Watson.

STOCK OWNERSHIP AND STOCK-BASED HOLDINGS OF
EXECUTIVE OFFICERS AND DIRECTORS

The following table contains information regarding the beneficial ownership of our common stock as of February 23, 2007 by:

•       each director and nominee for director;

•       each executive officer named in the Summary Compensation Table below; and

•       all current directors and executive officers of the company as a group.

Except as otherwise noted, the individual or his or her family members had sole voting and investment power with respect to such shares.

Both directors and executive officers are encouraged to hold Fluor common stock to align their financial interests with those of the shareholders. The company has established ownership guidelines for both of these groups.

Name of Beneficial Owner	Shares Beneficially Owned(1)	Fluor Stock-Based Holdings(2)	Percent of Shares Beneficially Owned(3)
Class I Directors:
Alan L. Boeckmann(4)	399,769	399,769	*
Vilma S. Martinez	10,062	17,681	*
Dean R. O’Hare	11,416	26,523	*
Class II Nominees:
James T. Hackett	6,140	20,266	*
Kent Kresa	4,640	13,712	*
Lord Robin W. Renwick	9,416	20,009	*
Peter S. Watson	2,795	4,155	*
Class III Directors:
Peter J. Fluor	36,999	121,829	*
Joseph W. Prueher	3,917	6,577	*
Suzanne H. Woolsey	3,890	5,288	*
Other Named Executive Officers:
Jeffery L. Faulk	17,270	17,270	*
Lawrence N. Fisher	49,428	49,428	*
H. Steven Gilbert	35,969	35,969	*
D. Michael Steuert	52,228	52,228	*
All directors and executive officers as a group (22 persons)	822,939	970,051	0.9%

*                    owns less than 1% of the outstanding common stock

(1)                The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, including through the exercise of stock options. This number of shares beneficially owned therefore includes all restricted stock, shares held in the company’s Savings Investment Plan, and shares that may be acquired within 60 days pursuant to the exercise of stock options. Included in the number of shares beneficially owned by Messrs. Boeckmann, Faulk, Fisher, Gilbert and Steuert, and all directors and executive officers as a group, are 73,604, 693, 2,310, 1,040, 3,080 and 114,294 shares, respectively, subject to stock options exercisable within 60 days after February 23, 2007.

(2)                Combines beneficial ownership of shares of our common stock with (i) deferred directors’ fees held by certain non-employee directors as of February 23, 2007, in an account economically equivalent to our common stock (but payable in cash as described in “Directors Compensation” on page 41 of this proxy statement), and (ii) restricted units held by directors (which are payable in cash upon vesting of tandem restricted stock). This column indicates the alignment of the named individuals and group with the interests of the company’s shareholders because the value of their total holdings will increase or decrease correspondingly with the price of Fluor’s common stock. The additional amounts described in clauses (i) and (ii) of this footnote are not included in the calculation of the percentages contained in the Percent of Shares Beneficially Owned column of this table.

(3)                The percent ownership for each shareholder on February 23, 2007 is calculated by dividing (1) the total number of shares beneficially owned by the shareholder by (2) 87,935,942 shares plus any shares acquirable (including stock options exercisable) by that person within 60 days after February 23, 2007.

(4)                This individual is also a Named Executive Officer.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information regarding the beneficial ownership of our common stock as of February 23, 2007 by the shareholders our management knows to beneficially own more than 5% of our outstanding common stock. The percentage of ownership is calculated using the number of outstanding shares on February 23, 2007.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Class
Capital Group International, Inc. and related entities	13,389,060	(1)	15.2%
FMR Corp. and related entities	10,191,590	(2)	11.6%
Wellington Management Company, LLP	7,762,760	(3)	8.8%
AXA Financial, Inc. and related entities	5,464,307	(4)	6.2%

(1)                Based on information contained in Amendment No. 8 to Schedule 13G filed jointly by Capital Group International, Inc. and Capital Guardian Trust Company with the Securities and Exchange Commission on February 12, 2007, which indicates that Capital Group International, Inc. has sole voting power relative to 10,422,710 shares and dispositive power relative to 13,389,060 shares and that Capital Guardian Trust Company has sole voting power relative to 6,109,900 shares and dispositive power relative to 8,531,060 shares. Capital Group International, Inc. is a holding company for investment management companies, including one organized as a bank, Capital Guardian Trust Company. The address of Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, California 90025.

(2)                Based on information contained in Amendment No. 3 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 by FMR Corp. (“FMR”) and Edward C. Johnson 3d (“Mr. Johnson”), wherein they reported the beneficial ownership of 10,191,590 shares. They state that Fidelity Management & Research Company (“Fidelity”) is a wholly-owned subsidiary of FMR and is the beneficial owner of 9,471,527 shares as a result of acting as investment advisor to various investment companies; Mr. Johnson and FMR and the funds each have sole power to dispose of the 9,471,527 shares but neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees and is carried out by Fidelity; Fidelity Management Trust Company (“FMTC”) is a wholly-owned subsidiary of FMR and is the beneficial owner of 2,000 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power over 2,000 shares and sole power to vote or to direct the voting of 2,000 shares; Strategic Advisors, Inc. (“SAI”) is a wholly-owned subsidiary of FMR and provides investment advisory services to individuals, and as such, FMR’s beneficial ownership includes 405 shares beneficially owned through SAI; Pyramis Global Advisors Trust Company (“PGATC”) is an indirect wholly-owned subsidiary of FMR and is the beneficial owner of 285,858 shares as a result of its serving as investment manager of institutional accounts; Mr. Johnson and FMR each has sole dispositive power over 285,858 shares and sole power to vote or to direct the voting of 280,958 of those shares; and Fidelity International Limited (“FIL”) is the beneficial owner of 431,800 shares, of which shares FMR disclaims beneficial ownership. The address of FMR, Fidelity, FMTC and SAI is 82 Devonshire Street, Boston, Massachusetts 02109. The address of PGATC is 53 State Street, Boston, Massachusetts 02109. The address of FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda. The company believes that the address of Mr. Johnson is the same as that of FMR.

(3)                Based on information contained in Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007 by Wellington Management Company, LLP (“Wellington”), which indicates that Wellington has shared voting power relative to 5,954,730 shares and shared dispositive power relative to 7,762,760 shares. Wellington indicates that, in its capacity as an investment advisor, it may be deemed to beneficially own 7,762,760 shares. The address of Wellington is 75 State Street, Boston, MA 02109.

(4)                Based on information contained in Schedule 13G filed jointly by AXA Assurances I.A.R.D. Mutuelle (“AXA Assurances I.A.R.D.”), AXA Assurances Vie Mutuelle (“AXA Assurances Vie”), AXA Courtage Assurance Mutuelle (“AXA Courtage” and together with AXA Assurances I.A.R.D. and AXA Assurances Vie, the “AXA Mutelles”), AXA (“AXA”) and AXA Financial, Inc. (“AXA Financial”) with the Securities and Exchange Commission on February 13, 2007, which indicates that each of the entities other than AXA Financial has sole voting power relative to 3,385,737 shares, shared voting power relative to 392,806 shares and sole dispositive power relative to 5,464,307 shares.  AXA Financial has sole voting power relative to 3,380,537 shares, shared voting power relative to 392,806 shares and sole dispositive power relative to 5,459,107 shares. The AXA Mutelles, as a group, act as a holding company for AXA, AXA Financial and their subsidiaries, which entities act as investment advisors and insurance companies. The address of AXA Assurances I.A.R.D., AXA Assurances Vie and AXA Courtage is 26, rue Drouot, Paris, France 75009. The address of AXA is 25, avenue Matignon, Paris, France 75008. The address of AXA Financial is 1290 Avenue of the Americas, New York, New York 10104.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of Fluor common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. Based solely upon a review of filings with the Securities and Exchange Commission, a review of company records and written representations by our directors and executive officers, the company believes that all of such persons complied with the reporting requirements of Section 16(a) in a timely manner during 2006.

CORPORATE GOVERNANCE

General

We have long believed, and continue to believe, that good corporate governance practices promote the principles of fairness, transparency, accountability and responsibility and will ensure that Fluor is managed for the long term benefit of its shareholders. During the past year, we continued to review our corporate governance policies and practices and to compare them to those suggested by various authorities in corporate governance and the practices of other public companies.

Based on this review, in 2006 and early 2007, our Governance Committee reviewed the company’s director election process. In February 2007, the Governance Committee recommended and the Board agreed to amend the company’s Amended and Restated Bylaws to change the voting standard for the election of directors from a plurality to a majority vote. The Board believes the change to a majority vote standard will appropriately give shareholders a greater voice in the election of directors of the company.

Under the majority standard now applicable to the company’s director elections, a director must receive the affirmative vote of a majority of the shares cast; except that directors shall be elected by a plurality of the votes cast if as of the record date for such meeting the number of director nominees exceeds the number of directors to be elected. A majority of the votes cast means that the number of shares voted “for” a director nominee must exceed the number of shares voted “against” that director nominee.

Under Delaware law, an incumbent director who fails to receive the required vote “holds over,” or continues to serve as a director, until his or her successor is elected and qualified. Consequently, in order to address the “hold over” issue, the company amended its Corporate Governance Guidelines to require the Governance Committee to establish procedures under which any director not receiving a majority of the votes cast in an uncontested election shall tender his or her resignation for consideration by the Board. The Governance Committee will consider the resignation and make a recommendation to the Board on whether to accept or reject the resignation. The Board will then publicly announce its decision regarding whether to accept the resignation and, if not, the reasons why.

The Amended and Restated Bylaws can be found on the investor relations portion of the company’s website at www.fluor.com.

Moreover, in November 2006 our Board amended our Corporate Governance Guidelines and amended the charters for our Audit Committee, Governance Committee, Organization and Compensation Committee and Executive Committee. You can access our current committee charters, Corporate Governance Guidelines, Code of Business Conduct and Ethics for Members of the Board of Directors, and Code of Business Conduct and Ethics for Fluor employees, as well as other information regarding our corporate governance practices, in the investor relations section of our website at www.fluor.com. All of this information is also available in print to any shareholder that requests it from our Chief Legal Officer and Secretary at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

Determination of Independence of Directors

Under New York Stock Exchange rules, a director of Fluor qualifies as “independent” only if the Board of Directors affirmatively determines that the director has no material relationship with Fluor (either directly, or as a partner, shareholder or officer of an organization that has a relationship with Fluor). Fluor’s Corporate Governance Guidelines encompass the standards of independence set forth in the NYSE’s rules.

Under the Corporate Governance Guidelines, an “independent” director is a director whom the Board has determined has no material relationship with Fluor, either directly, or as a partner, shareholder or officer of an organization that has a relationship with Fluor. A relationship is “material” if, in the judgment of the Board, the relationship would interfere with the director’s independent judgment. In making independence determinations, the Board will consider each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship.

A director, however, is not independent under the Corporate Governance Guidelines if:

•       The director is, or has been within the last three years, an employee of Fluor, or an immediate family member is, or has been within the last three years, an executive officer, of Fluor.

•       The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Fluor, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, however, that compensation received by a director for former service as an interim Chairman or Chief Executive Officer or other executive officer need not be considered in determining independence under this test. Additionally, compensation received by an immediate family member for service as an employee of Fluor (other than an executive officer) is not considered in determining independence under this test.

•       (A) The director or an immediate family member is a current partner of a firm that is Fluor’s internal or external auditor; (B) the director is a current employee of such firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Fluor’s audit within that time.

•       The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of Fluor’s present executives at the same time serves or served on that company’s compensation committee.

•       The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, Fluor for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.

In addition, under the Corporate Governance Guidelines, a director is not independent if he or she (or his or her spouse) is an executive officer or a member of the board of directors of a non-profit organization that the company or the Fluor Foundation made charitable contributions to in a single year in excess of the greater of 2% of such charitable organization’s consolidated gross revenues or $100,000, excluding any matching gifts made by the Fluor Foundation in connection with donations by Fluor employees or directors.

Pursuant to the Corporate Governance Guidelines, the Board of Directors undertook its annual review of director independence in February 2007. During this review, the Board of Directors considered transactions and relationships between each director (including any member of his or her immediate family) and the company and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions” below. In making independence determinations, the Board considered each relationship not only from the standpoint of the director, but also from the standpoint of persons and organizations with which the director has a relationship. As provided in our Corporate Governance Guidelines, the purpose of this review is to determine whether any such relationships or transactions would interfere with the director’s independent judgment, and therefore be inconsistent with a determination that the director is independent.

When assessing the independence of the directors, the Board reviewed all payments made to or received by any company, within the last three fiscal years, for which a Fluor Board member serves as either an employee or board member. Specifically, the Board considered that certain directors (Mr. Fluor, Mr. Kresa, Ms. Martinez, Admiral Prueher, Lord Renwick and Mr. Boeckmann) are affiliated with companies that do business with the company, and that the company made or received payments for property or services to or from one of these companies in years 2006, 2005 and/or 2004. However, in each case, the  payments to or from any of the foregoing companies did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues for any one of the last three fiscal years, and therefore fell below the thresholds of the company’s independence standards disclosed on page 10 of this proxy statement.

In addition, the Board reviewed charitable contributions made to non-profit organizations for which any Board member (or their respective spouse) serves on the Board of Directors. Specifically, the Board considered that certain directors and/or their family members (Mr. Fluor, Mr. Hackett, Mr. Kresa, Ms. Martinez, Admiral Prueher, Mr. Watson and Ms. Woolsey) are affiliated with non-profit organizations that received contributions from the company in years 2006, 2005 and/or 2004. No organization received contributions in a single year which exceeded the greater of 2% of such charitable organization’s consolidated gross revenues or $100,000 (excluding any matching gifts made by the Fluor Foundation in connection with donations by Fluor employees or directors) and therefore these contributions fell below the thresholds of the company’s independence standards disclosed on page 10 of this proxy statement.

As a result of this review, the Board of Directors affirmatively determined that the following directors, including each of those directors standing for election at the Annual Meeting, are independent of the company and its management under New York Stock Exchange listing standards and the standards set forth in the Corporate Governance Guidelines: James T. Hackett, Kent Kresa, Lord Robin W. Renwick, Peter S. Watson, Peter J. Fluor, Joseph W. Prueher, Suzanne H. Woolsey, Vilma S. Martinez and Dean R. O’Hare. The Board of Directors determined, however, that Alan L. Boeckmann was not independent under the standards because of his employment as the Chief Executive Officer of the company. The Board of Directors also determined that each of the members of the Audit, Governance and Organization and Compensation Committees has no material relationship with Fluor and is independent within the meaning of Fluor’s director independence standards and New York Stock Exchange listing standards.

Lead Independent Director

To provide for independent leadership, the Board created the position of lead independent director, whose primary responsibility is to preside over and set the agenda for all executive sessions of the Board of Directors in which management directors and other members of management do not participate. The lead independent director also coordinates with the Chairman and Chief Executive Officer with respect to agendas, chairs Board meetings in the Chairman’s absence, acts as a liaison between the independent directors and management, provides guidance on the director orientation process for new Board members, provides consultation and communications to shareholders as appropriate and monitors communications to the Board from shareholders and other interested parties. The independent members of the Board of Directors designated Peter J. Fluor to serve in this position for a three-year term that expires in February 2009.

Consideration of Director Nominees

Shareholder Recommendations

The policy of the Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board as described below under “—Identifying and Evaluating Nominees for Director.” In evaluating those recommendations, the Governance

Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “—Director Qualifications” below. Any shareholder wishing to recommend a candidate for consideration by the Governance Committee should submit a recommendation in writing indicating the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director. This information should be addressed to the Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. In addition, our Amended and Restated Bylaws permit shareholders to nominate directors for consideration at an annual shareholder meeting. See “Additional Information—Advance Notice Procedures” on page 44 of this proxy statement, and Section 2.04 of our Amended and Restated Bylaws, which are included in the investor relations portion of our website at www.fluor.com.

Director Qualifications

Our Corporate Governance Guidelines contain Board membership criteria that apply to current directors as well as nominees for director. The Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, at least annually. This review takes into consideration issues of diversity, age and skills. Our Corporate Governance Guidelines provide, as a whole, the Board of Directors should include individuals with a diverse range of experience to give the Board depth and breadth in the mix of skills represented for the benefit of our shareholders. While all directors should possess business acumen and must exercise sound judgment in their oversight of our operations, the Board endeavors to include an array of targeted skills and experience in its overall composition rather than requiring a director to possess the same skills, perspective and interests. Criteria that our Board looks for in a candidate include, among other things, an individual’s business experience and skills, judgment, independence, integrity, reputation and international background, the individual’s understanding of such areas as finance, marketing, regulation and public policy, whether the individual has the ability to commit sufficient time and attention to the activities of the Board, and the absence of any potential conflicts with the company’s interests.

Identifying and Evaluating Nominees for Director

The Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Governance Committee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Governance Committee through various means, including current Board members, professional search firms, shareholders or other persons. Candidates are evaluated at meetings of the Governance Committee, and may be considered at any point during the year. As described above, the Governance Committee considers properly submitted shareholder recommendations for candidates for the Board. If a shareholder properly recommends an individual to serve as a director to the Governance Committee, all recommendations are aggregated and considered by the Governance Committee at a meeting prior to the issuance of the proxy statement for our Annual Meeting. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Governance Committee, who will consider the recommended candidate in light of the director qualifications discussed above. The Governance Committee also reviews materials provided by professional search firms, if applicable, or other parties in connection with a candidate who is not proposed by a shareholder. In evaluating such recommendations, the Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

Individuals may communicate with the Board and individual directors by writing directly to the Board of Directors c/o Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. Shareholders and other parties interested in communicating directly with the lead independent director or with the independent directors as a group may do so by writing directly to the Lead Independent Director c/o the Chief Legal Officer and Secretary at the above address. The lead independent director will, with the assistance of Fluor’s internal legal counsel, be primarily responsible for monitoring any such communication from shareholders and other interested parties to the Board, individual directors, the lead independent director or the independent directors as a group, and provide copies or summaries of such communications to the other directors as he or she considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the lead independent director considers to be important for the directors to know. The Board will give appropriate attention to written communications on issues that are submitted by shareholders and other interested parties, and will respond if and as appropriate.

Board of Directors Meetings and Committees

During 2006, the Board held twelve meetings, one of which was an extensive two-day strategic planning session, and seven of which were teleconferences. The Board took action by unanimous written consent once during 2006. Each of the directors attended at least 75% of the aggregate number of meetings (or, with respect to teleconferences during which the Board was provided updates but no action was taken by the Board, was separately briefed on the information provided during such teleconferences) of the Board and of the Board Committees on which he or she served.

As discussed earlier, the lead independent director presides over all “executive sessions” of the independent directors. Executive sessions of independent directors must take place at least quarterly according to our Corporate Governance Guidelines. During 2006, four executive sessions of independent directors were held.

A Board meeting immediately follows our annual meeting of shareholders. The Board has a policy that directors attend the annual meeting of shareholders. All directors attended the 2006 annual meeting of shareholders.

The standing committees of the Board consist of an Audit Committee, Executive Committee, Governance Committee and Organization and Compensation Committee. Each committee has a charter that has been approved by the Board. With the exception of the Executive Committee, each committee must review the appropriateness of its charter and perform a self-evaluation at least annually. Any recommended changes to the charters are then submitted to the Board for approval.

Audit Committee

The current members of the Audit Committee are Dean R. O’Hare (Chair), James T. Hackett, Kent Kresa, Vilma S. Martinez, Robin W. Renwick and Suzanne H. Woolsey. Ms. Martinez was elected to the Audit Committee in February 2007 and did not serve on the Audit Committee in 2006. All current members qualify, and all members during 2006 qualified, as “independent” within the meaning of SEC regulations, the listing standards of the New York Stock Exchange and the company’s Corporate Governance Guidelines. The Board has determined that Mr. O’Hare qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. None of the members serve on the audit committee of more than two other public companies.

The Audit Committee held five meetings during 2006, one of which was to review and approve the company’s 2005 Annual Report, Form 10-K and proxy materials for the 2006 annual meeting. At the end of the four regular meetings of the Committee, the members of the Audit Committee met privately with the company’s independent registered public accounting firm and with the company’s internal auditors, without the presence of any other company officers or personnel and at additional times as necessary. In addition, after every regular meeting, the Audit Committee met with members of management and members of the company’s compliance group.

The Audit Committee acts pursuant to the Audit Committee Charter, which was amended in November 2006. A copy of this charter, as amended, is  available on the company’s website at www.fluor.com under “Investors”; “Corporate Governance”; “Board Committees.”  The charter is also available in print for any shareholder who requests it from our Chief Legal Officer and Secretary at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. The functions of the Audit Committee and its activities during 2006 are described in the “Report of the Audit Committee” section of this proxy statement.

Executive Committee

When the Board is not in session, the Executive Committee has all of the power and authority of the Board, subject to applicable laws, rules, regulations and listing standards. The current members of the Executive Committee are Alan L. Boeckmann (Chair), Peter J. Fluor, Robin W. Renwick and Dean R. O’Hare. In 2006, the Executive Committee took action by unanimous written consent on two occasions.

Governance Committee

The current members of the Governance Committee are Robin W. Renwick (Chair), Peter J. Fluor, Vilma S. Martinez, Dean R. O’Hare, Joseph W. Prueher, Peter S. Watson and Suzanne H. Woolsey. All current members qualify, and all members during 2006 qualified, as “independent” within the meaning of the listing standards of the New York Stock Exchange and the company’s Corporate Governance Guidelines. During 2006, the Governance Committee held four meetings.

The Governance Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

•       identify qualified candidates to be nominated for election to the Board and directors qualified to serve on the company’s committees;

•       monitor the independence of the directors;

•       develop, implement, monitor and oversee policies and practices relating to corporate governance, including the company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics for Members of the Board of Directors;

•       oversee the annual evaluation of the Board and determine non-employee director compensation; and

•       develop, review and evaluate background information for any candidates for the Board, including those recommended by shareholders, and make recommendations to the Board regarding such candidates. For information relating to nominations of directors by our shareholders, see “—Consideration of Director Nominees” above.

The Governance Committee has the ability, under its charter, to engage, retain and terminate the services of outside legal counsel, search firms and other advisors for advice. In connection with its review of director compensation, the Governance Committee considers compensation data provided by Towers Perrin or such other compensation consultants as may be retained from time to time.

The charter of the Governance Committee was amended in November 2006 and February 2007, and is available on the company’s website at www.fluor.com under “Investors”; “Corporate Governance”; “Board Committees.”  The charter is also available in print for any shareholder who requests it from our Chief Legal Officer and Secretary at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

Organization and Compensation Committee

The current members of the Organization and Compensation Committee are Peter J. Fluor (Chair), James T. Hackett, Kent Kresa, Joseph W. Prueher and Peter S. Watson. All current members qualify, and all members during 2006 qualified, as “independent” within the meaning of the listing standards of the New York Stock Exchange and the company’s Corporate Governance Guidelines. The Organization and Compensation Committee held six meetings during 2006. Five of the six meetings included an executive session attended by the Committee and its independent advisor. The only meeting that did not have an executive session was a brief teleconference. In 2006, the Organization and Compensation Committee took action by unanimous written consent on three occasions.

Frederic W. Cook & Co., Inc. serves as the Committee’s independent compensation advisor, and works directly on behalf of the Committee and in cooperation with management under the direction of the Committee. Frederick W. Cook & Co., Inc. does not perform any other services for the company. The Committee has the ability, under its charter, to engage, retain and terminate the services of outside legal counsel, compensation consultants and other advisors for advice.

The Organization and Compensation Committee’s primary responsibilities, which are discussed in detail within its charter, are to:

•       review the company’s organizational structure, functions of management and senior management succession planning and recommend the appointment of corporate officers and group executive officers;

•       review and approve compensation strategy, set corporate goals and objectives relevant to the Chairman and Chief Executive Officer, other named executive officers and key employees, evaluate the achievement of these goals and set compensation levels; and

•       establish the base salary, incentive compensation and other compensation for the company’s Chairman and Chief Executive Officer and review and approve the Chairman and Chief Executive Officer’s recommendations for senior management reporting to him.

Non-employee director compensation is reviewed by the Governance Committee.

The charter of the Organization and Compensation Committee was amended in November 2006, and is available on the company’s website at www.fluor.com under “Investors”; “Corporate Governance”; “Board Committees.”  The charter is also available in print for any shareholder who requests it from our Chief Legal Officer and Secretary at Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

The responsibilities of our Organization and Compensation Committee and its activities during 2006 are further described in the “Compensation Discussion and Analysis” section of this proxy statement.

Certain Relationships and Related Transactions

Peter J. Fluor, a member of our Board, is the brother of J. Robert Fluor, II, who is our Vice President—Global Public Affairs. J. Robert Fluor, II has been employed by the company since 1967 and does not perform a policy-making function. During 2006, he earned total compensation of approximately $478,889. This figure was determined by applying the same principles used to calculate total compensation for the named executive officers in the Summary Compensation Table below. Peter J. Fluor joined our

Board in 1984. The Organization and Compensation Committee, of which Peter J. Fluor is the Chair, does not individually review or approve J. Robert Fluor, II’s compensation.

Review and Approval of Transactions with Related Persons

The company has adopted a written policy for approval of transactions between the company and its directors, director nominees, executive officers, greater-than-5% beneficial owners and their respective immediate family members, where the amount involved in the transaction exceeds or is expected to exceed $100,000 in a single calendar year. The related person transaction described in this proxy statement is subject to, and has been approved or ratified under, this policy.

The policy provides that the Governance Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. In addition, the Board has delegated authority to the Chair of the Governance Committee to pre-approve or ratify transactions where the aggregate amount involved is expected to be less than $1 million. A summary of any new transactions pre-approved by the Chair is provided to the full Governance Committee for its review in connection with each regularly scheduled Governance Committee meeting.

The Governance Committee has considered and adopted standing pre-approvals under the policy for limited transactions with related persons. Pre-approved transactions include:

•       business transactions with other companies at which a related person’s only relationship is as an employee (other than an executive officer), director or less-than-10% beneficial owner if the amount of business falls below the thresholds in the New York Stock Exchange’s listing standards and the company’s director independence standards; and

•       contributions to non-profit organizations at which a related person’s only relationship is as an employee (other than an executive officer) or director if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the organization’s consolidated gross annual revenues.

At least annually, a summary of new transactions covered by the standing pre-approvals described above is provided to the Committee for its review.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

There are no compensation committee interlocks between the company and other entities involving the company’s executive officers and directors.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibility for the:

•       company’s accounting, reporting and financial practices, including the integrity of its financial statements;

•       company’s compliance with legal and regulatory requirements;

•       independent registered public accounting firm’s qualifications and independence;

•       performance of the company’s internal audit function and independent registered public accounting firm; and

•       preparation of this report.

In carrying out these responsibilities, the Audit Committee, among other things, supervises the relationship between the company and its independent registered public accounting firm, including making decisions with respect to its appointment or removal, reviewing the scope of its audit services, pre-approving audit engagement fees and non-audit services and evaluating its independence. The Audit Committee oversees and evaluates the adequacy and effectiveness of the company’s systems of internal and disclosure controls and internal audit function. The Audit Committee has the authority to investigate any matter brought to its attention and may engage outside counsel for such purpose.

The company’s management is responsible, among other things, for preparing the financial statements and for the overall financial reporting process, including the company’s system of internal controls. The independent registered public accounting firm’s responsibilities include auditing the financial statements and expressing an opinion on the conformity of the audited financial statements with U.S. generally accepted accounting principles.

As part of its oversight of the company’s financial statements, the Audit Committee reviewed and discussed with management and Ernst & Young LLP, the company’s independent registered public accounting firm, the audited financial statements of the company for the fiscal year ended December 31, 2006. The Audit Committee discussed with Ernst & Young LLP, who is responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States and an opinion on the company’s internal control over financial reporting, such matters as are required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), relating to the conduct of the audit. The Audit Committee also has discussed with Ernst & Young LLP, the registered public accounting firm’s independence from the company and its management, including the matters in the written disclosures and the letter the Audit Committee received from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and considered the compatibility of non-audit services with the registered public accounting firm’s independence.

Based on its review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission. The Audit Committee has also selected Ernst & Young LLP as the company’s independent registered public accounting firm for 2007.

The Audit Committee

Dean R. O’Hare
James T. Hackett
Kent Kresa
Vilma S. Martinez
Robin W. Renwick
Suzanne H. Woolsey

The Audit Committee has presented this report as of March 7, 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation

The Organization and Compensation Committee of the Board of Directors (the “Committee”) has responsibility for establishing and implementing the company’s executive compensation philosophy. Throughout this proxy statement, the individuals who served as the Company’s Chairman and Chief Executive Officer and Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table on page 27, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee has established the following compensation philosophy and objectives for the company’s named executive officers:

•       Align the interests of executives, including the company’s named executive officers, with those of the shareholders. The Committee believes it is appropriate to tie a significant portion of executive compensation to the value of the company’s stock in order to more closely align the interests of named executive officers with the interests of our shareholders. The Committee also believes that executives should have a meaningful ownership interest in the company and has established and regularly reviews executive stock ownership guidelines.

•       Have a significant portion of pay that is performance-based. Fluor expects superior performance. Our executive compensation programs are designed to reward executives when performance results for the company and the executive are above stated objectives. The Committee believes that compensation paid to executives should be closely aligned with the performance of the company on both a short term and long term basis.

•       Provide competitive compensation. The company’s executive compensation programs are designed to attract, retain and motivate highly qualified executives critical to achieving Fluor’s strategic objectives and building shareholder value.

The Committee reviews the company’s compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the company’s strategic goals or other relevant factors. In each of the last three years, the Committee determined that no revisions to the executive compensation philosophy and objectives were necessary.

Role of Company Management in Compensation Decisions

The Committee makes decisions regarding the compensation of the Chairman and Chief Executive Officer. The Chairman and Chief Executive Officer annually reviews compensation for the other named executive officers and makes recommendations to the Committee based on individual and group performance. He proposes base salary adjustments, annual incentive award payments for the previous year and long term incentive award grants for each of the other named executive officers to the Committee for approval. The Committee reviews and approves, and may exercise discretion to modify, all recommendations made by the Chairman and Chief Executive Officer. The Committee did not modify any of the Chairman and Chief Executive Officer’s recommended compensation for the named executive officers in 2006.

Establishing Executive Compensation

The company, on behalf of the Committee, engaged Frederic W. Cook & Co., Inc. in late 2005 to conduct an annual review of its total compensation program for the Chairman and Chief Executive Officer and other named executive officers. The compensation review provided the Committee with relevant market data and alternatives to consider when making compensation decisions for the named executive officers in 2006.

In making compensation decisions, the Committee compares each element of total compensation against the company’s peer group of publicly-traded general industry, energy and engineering and construction companies (collectively representing the Company’s “Compensation Peer Group”). The Compensation Peer Group consists of companies with similar business and financial characteristics, as well as companies with which Fluor competes for business, talent or shareholder investments. In addition, the company reviews data from other relevant industry groups.

Currently, the company’s Compensation Peer Group consists of forty-one companies and was established in 2003 based on a recommendation by the Committee’s compensation consultant at that time. The Committee annually reviews recommendations from its compensation consultant and management to modify the composition of the Compensation Peer Group as a result of any public offerings, mergers, acquisitions and other market events. In 2006, one company was removed from our Compensation Peer Group as a result of its acquisition by another company, decreasing the Compensation Peer Group from forty-two companies to forty-one companies. The companies currently comprising Fluor’s Compensation Peer Group are:

• AES Corporation	• Jacobs Engineering Group Inc.
• Ashland Inc.	• L-3 Communications Holdings Inc.
• Boeing Corporation	• Lockheed Martin Corporation
• Chicago Bridge & Iron Company	• Lyondell Chemical Company
• Computer Sciences Corporation	• Manpower Inc.
• Dow Chemical	• Murphy Oil Corporation
• Eastman Chemical Company	• Northrop Grumman Corporation
• Eaton Corporation	• Parker-Hannifin Corporation
• EDS Corporation	• Perot Systems Corporation
• El Paso Corporation	• Raytheon Company
• Emcor Group Inc.	• Rockwell Automation
• Engelhard Corporation	• Ryder System Inc.
• Exelon Corporation	• Shaw Group Inc.
• Foster Wheeler Ltd.	• Sunoco Inc.
• General Dynamics Corporation	• Textron Inc.
• Goodrich Corporation	• United Technologies Corporation
• Granite Construction Inc.	• URS Corporation
• Halliburton Company	• Valero Energy Corporation
• Hess Corporation	• Washington Group International Inc.
• Honeywell International Inc.	• Williams Companies Inc.
• Ingersoll-Rand Company Ltd.

For comparison purposes, Fluor’s annual revenues are slightly above the median revenues of those of the Compensation Peer Group.  However, the Committee believes that the Compensation Peer Group is an appropriate benchmarking comparison because of the similarity in business and financial characteristics between Fluor and the companies comprising the Compensation Peer Group.

The Committee sets targets for the named executive officers as follows:

•       Base salary compensation is targeted at the 50th percentile for similar types of executives within the Compensation Peer Group. The Committee believes targeting compensation at this level allows the company to attract and retain executives. Variations to this target compensation may occur for particular executives based on the experience and expertise of the individual, as well as particular market conditions.

•       Base salary plus annual incentive compensation is similarly targeted at the 50th percentile of the Compensation Peer Group for attainment of target-level company and individual performance objectives. Annual incentive awards above the 50th percentile may be awarded when above-target company and individual performance is attained. If company and individual objectives are not met, annual incentive compensation may be below the 50th percentile.

•       Total direct compensation, or base salary plus annual and long term incentives (cash-based and equity-based), is also targeted at the 50th percentile of the Compensation Peer Group for target-level performance with the opportunity to earn up to the 75th percentile for above-target performance. Achievement of superior company and individual performance and continued stock price appreciation will result in growth of total direct compensation over time.

•       Perquisites at the 50th percentile of the Compensation Peer Group.

A significant portion of total direct compensation is allocated to annual and long term incentives as a result of the company’s compensation philosophy. The Committee reviews the Compensation Peer Group data each year to determine the appropriate level and mix of incentive compensation including cash-based and equity-based incentives. For 2006, the target allocation between base salary and all other types of incentive compensation (cash-based and equity-based) as a percentage of the total compensation for the Chairman and Chief Executive Officer was approximately 15% in base salary and 85% in annual and long term incentive compensation. The target allocation mix shifts slightly for all other named executive officers to approximately 25% in base salary and 75% in annual and long term incentive compensation.

Executive Compensation Components

For 2006, the principal components of compensation for named executive officers were:

•       Base salary;

•       Annual incentive program;

•       Long term incentive (cash-based and equity-based) program; and

•       Perquisites and other executive benefits.

Base Salary

The company provides named executive officers with base salaries to compensate them for services rendered during the year. Base salary ranges for positions held by named executive officers are determined by setting the midpoint of the base salary range at the 50th percentile for similar types of executives within the Compensation Peer Group. Base salary ranges for named executive officers are designed to provide for different experience and performance levels within a specific position. The individual named executive officers’ base salaries varied from approximately 5% below to 30% above the salary range midpoint in 2006 based on each executive’s specific position, experience and performance.

Base salaries for named executive officers are reviewed annually or upon changes in responsibilities. The Committee considers the following factors during its annual review:

•       The Compensation Peer Group data and other market data for comparable positions;

•       Individual level of responsibility, performance and contributions to the company; and

•       The Chairman and Chief Executive Officer’s recommendation for named executive officers other than himself.

In early 2006, the Committee considered these factors in approving the base salary increases for each of the named executive officers. These increases are reflected in the base salaries reported in column (c) of the Summary Compensation Table on page 27.

Annual Incentive Program

Annual incentive awards provide named executive officers the opportunity to earn compensation for the achievement of objectives for the overall company and, in the case of named executive officers other than the Chairman and Chief Executive Officer, for the achievement of measures relating to the individual’s own performance or the performance of his group or function during the year. The types of measures and relative weight of those measures used in determining annual incentive awards are tailored to the named executive officer’s position and organizational responsibility.

The annual incentive program is administered by the Committee pursuant to the shareholder-approved Fluor Corporation 2003 Executive Performance Incentive Plan. Each named executive officer who participates in this program is provided with a target annual incentive amount, based on a percentage of their annual base salary. This percentage reflects the executive’s respective organizational level, position and responsibility for achievement of the company’s strategic goals. The Chairman and Chief Executive Officer’s target annual incentive amount for 2006 was 100% of base salary, and other named executive officers’ target annual incentive amounts ranged from 60% to 70% of base salary.

For 2006, 50% to 80% of the annual incentive awards for all named executive officers other than the Chairman and Chief Executive Officer, and 100% of the annual incentive award for the Chairman and Chief Executive Officer, were based on the achievement of specified financial and strategic measures approved by the Committee. The financial and strategic measures, and their respective weightings, applicable to all named executive officers were as follows:

•       Corporate Net Earnings weighted from 30% to 40%;

•       Corporate Diversity weighted from 5% to 20%; and

•       Corporate Safety weighted from 5% to 10%.

The Chairman and Chief Executive Officer and Chief Financial Officer had the following additional financial measures and weights used in determining their total annual incentive awards:

•       Corporate Return on Operating Assets Employed (ROAE) weighted from 15% to 20%; and

•       Corporate Debt to Capital Ratio weighted from 15% to 20%.

In addition, the annual incentive awards for the named executive officers, excluding the Chairman and Chief Executive Officer, were based in part on subjective and other objective measures, weighted in the aggregate from 20% to 50%. These measures are different for each named executive officer, based upon individual performance goals, which may change each year according to the Company’s plans and initiatives and responsibilities of the position. These measures are based on business group and individual performance, and include elements such as Business Group Earnings Before Interest and Taxes, team leadership and functional performance.

Individual annual incentive awards may range from 0% to 200% of each named executive officer’s respective target annual incentive amounts based on the achievement of the applicable objectives. In February of each year, the Committee sets minimum (50% of target), target (100%), upper target (150% of target) and maximum (200% of target) levels for each performance component of the financial and strategic measures of the annual incentive plan. When making its determination, the Committee considers both the company’s annual operating plan as well as the company’s performance in the previous year.

Total annual incentive awards are determined according to the level of achievement of both the objective and subjective measures. Named executive officers in the annual incentive program receive, for each financial or strategic measure, the following ratings, commensurate with the level of achievement of the applicable objective:

•       A rating of zero unless the minimum performance level is achieved;

•       A rating ranging from 50% but less than 100% if achievement meets or exceeds the minimum performance level but does not achieve the target performance level;

•       A rating of 100% but less than 150% if achievement meets or exceeds the target performance level but does not achieve the upper target performance level;

•       A rating of 150% but less than 200% if achievement meets or exceeds the upper target performance level but does not achieve the maximum performance level; and

•       A rating of 200% if achievement meets or exceeds the maximum performance level.

In addition, each subjective measure is given a rating based on performance. The weighted performance of each measure is aggregated and then multiplied by the individual’s target annual incentive amount to determine the annual incentive payment for each named executive officer.

For 2006, Corporate Net Earnings achievement was between target and upper target, Corporate ROAE was at the maximum achievement, and Corporate Debt to Capital Ratio was slightly above target. Achievement for both the Corporate Safety and Corporate Diversity measures was between target and upper target as calculated based on the formula. Achievement of the subjective measures varied among the named executive officers because of the difference in measures used and the performance of the individual. For 2006, the average annual incentive payment for all named executive officers was between target and upper target achievement based on company, group and individual performance. The 2006 annual incentive plan payments were at the highest level of achievement for the company in the last ten years. Annual incentive payments in the last ten years have been closer to target levels, and never at or above the upper target level.

For 2006, the annual incentive payments for all named executive officers were presented to and approved by the Committee. The Board of Directors reviewed and approved the annual incentive payment for the Chairman and Chief Executive Officer. As noted earlier, the Committee did not modify any of the Chairman and Chief Executive Officer’s recommended annual incentive awards for the named executive officers in 2006.

The annual incentive payments made to the named executive officers under the 2006 annual incentive program are included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 27.

For 2007, the Committee approved one design change to the annual incentive program in order to continue to position the company’s named executive officers at the 50th percentile of the Compensation Peer Group. Based on market data, it increased the annual incentive targets for the Chairman and Chief Executive Officer to 120% of base salary and other named executive officers to a range of 70% to 75% of base salary.

Long Term Incentive Program

In 2006, the company’s long term incentives were awarded by the Committee under the shareholder-approved Fluor Corporation 2003 Executive Performance Incentive Plan. The program is designed to encourage creation of increased value for our shareholders, reward the achievement of superior operating results, facilitate the retention of key management personnel, and align the interests of management and shareholders through equity ownership.

In 2006, the long term incentive awards for named executive officers included three basic components:

•       2006-2008 Value Driver Incentive (“VDI”) program (a cash-based long term incentive award);

•       Restricted stock grants; and

•       Non-qualified stock option grants.

In total, the dollar value for these three components is targeted at the 50th percentile of the Compensation Peer Group. The Chairman and Chief Executive Officer’s total target long term incentive awards comprised 70% of his total direct compensation for 2006 and the other named executives officers’ total target long term incentive awards comprised from 45% to 63% of their total direct compensation based on the individual’s position, comparison to the Compensation Peer Group and organizational responsibility.

As part of the long term incentive grant for 2006, stock options, restricted stock and VDI grants were allocated in equal thirds to the Chairman and Chief Executive Officer. The allocations made to other named executive officers were 50% in restricted stock and ranged from 15% to 20% in stock options and 30% to 35% in VDI grants, based on position. These allocations were made to provide more weight to stock-based incentives, aligning the interests of named executive officers with shareholder interests. Allocations were determined based on the overall target dollar value on the date of grant. Stock options were valued using the Black-Scholes option pricing model; restricted stock was valued at fair market value (average of the high and low stock prices) on date of grant; and VDI grants were valued at the target dollar value.

Value Driver Incentive Program

The VDI program has been offered at Fluor since 2004 with some slight design modifications. The VDI program enables the company to reward named executive officers for company performance that will position the company for increased future earnings. VDI grant levels are reviewed by the Committee each year and are set taking into account market data from the company’s Compensation Peer Group.

The 2006-2008 VDI program has a two-year performance period. The two-year performance period started on January 1, 2006 and ends on December 31, 2007. The 2006-2008 VDI awards for named executive officers were based upon the achievement of the following weightings and objectives:

•       75% of the total award is based on New Awards Gross Margin Dollars; and

•       25% of the total award is based on New Awards Gross Margin Percentage.

New Awards Gross Margin Dollars measures the total amount of project gross margin that the company expects to receive as a result of projects awarded within the two-year performance period, and New Awards Gross Margin Percentage is the total amount of gross margin the company expects to receive as a result of projects awarded within the two-year performance period as a percentage of expected revenue from projects awarded during the same timeframe. These measures are not reported in our financial statements and the disclosure of the new awards gross margin targets would result in competitive harm to the company.

In June of each year, the Committee sets minimum (50% of target), target (100%), upper target (150% of target) and maximum (200% of target) levels for both objectives of the VDI plan based on the previous year’s performance and future year’s expectations. Payment of VDI awards under this program is based upon the achievement of each objective for the established performance period applying the same rating schedule as referenced in the annual incentive plan. In the past five years, VDI payouts have ranged from target through upper target averaging slightly lower than upper target.

After the performance period concludes, the earned award is paid in two equal installments. The first installment (50% of the total earned award) will be paid in early 2008 and the final installment (remaining 50% of the total earned award) will be paid in early 2009. The payment schedule is intended to facilitate the retention of the participating executives. Each installment of the participant’s award is subject to risk of forfeiture if, prior to payment, the participant’s employment with the company is terminated for any reason other than death, disability or a termination within two years after a change-in-control of the company.

With respect to the Chairman and Chief Executive Officer, his VDI awards for 2005-2007 and 2006-2008 are payable 50% in cash and 50% in restricted stock. The restricted stock portion of his 2005-2007 VDI award paid in 2006 is reflected in columns (i) and (l) of the Grants of Plan-Based Awards Table on page 30. The estimated future payouts of the restricted stock portion of the 2006-2008 plan are reflected in columns (f), (g) and (h) of the Grants of Plan-Based Awards Table.

Restricted Stock and Non-Qualified Stock Options

Restricted stock is granted as part of the long term incentive program to help build equity ownership for executives; and stock options are granted to reward creation of shareholder value.

The restricted stock granted by the Committee in 2006 vests at a rate of 20% per year over five years, and stock options granted by the Committee in 2006 vest at a rate of 20% per year over the first five years of the ten-year term of the stock option. The Committee believes the vesting schedule aids the company in retaining executives and motivating their long term performance. Vesting and exercise rights cease upon termination of employment except for death, disability or retirement. Prior to the vesting of the restricted stock, the holder receives dividends and has voting rights.

The Committee had not granted stock options since 2003. The Committee began to grant stock options again in 2006 as part of the long term incentive program to increase the alignment of interests of named executive officers and shareholder interests. Only the Chairman and Chief Executive Officer has outstanding stock options listed in the Outstanding Equity Awards Grant Table because all the other named executive officers have exercised all of their vested stock options granted in the past. The Committee uses the Black-Scholes option pricing model to value the stock options provided to named executive officers.

Relative Performance Program

In 2005, the company granted the Relative Performance Program (“RPP”) to the named executive officers as part of its Long Term Incentive Program. This program measures the company’s total shareholder return over a three-year performance period based on a percentile ranking against the Standard & Poor’s Midcap 400 Index from January 1, 2005 through December 31, 2007. The Chairman and Chief Executive Officer received a target grant of $825,000, and each of the other named executive officers received target grants ranging from $90,000 to $300,000 depending on the individual’s position. Based on performance, the payout opportunity could range from 0% to 200% of the target grant level. No payouts will be made until the performance period concludes at the end of 2007. In 2006, the Committee decided to grant stock options rather than make additional grants under the RPP to better link executive compensation to company stock performance.

Changes to the Long Term Incentive Program for 2007

Historically, long term incentive awards have been granted once a year on the Committee’s meeting date in February. For 2007, equity long term incentive awards will be granted on the third business day after the company’s public release of earnings for the preceding fiscal year. The Committee will continue to make all long term incentive award determinations in February. However, “fair market value” for purposes of determining the number of restricted shares and stock options granted and the exercise price of stock options will be the closing price of the company’s Common Stock on the date of grant rather than the company’s prior practice of the average of the high and low stock prices on such date.

To increase alignment of the named executive officers’ interests with shareholder interests for 2007, the Committee approved a change to re-allocate the award levels for all named executive officers into equal thirds of stock options, restricted stock and the VDI grants based on the same valuation methodologies used in 2006.

Stock Ownership Guidelines

To more closely link the interests of executives with those of shareholders, the Committee expects that each named executive officer maintain a minimum ownership interest in the Company. The ownership level varies by position. The Chairman and Chief Executive Officer is expected to own and retain a minimum number of shares or share units totaling in value six times his base salary. Other actively employed named executive officers are expected to own and retain a minimum number of shares or share units totaling in value no less than two times, and up to three times each executive’s base salary depending on position. Executives are expected to meet or exceed the applicable guideline by position within three to five years of entering such position. Named executive officers are expected to retain 100% of the net shares acquired from the exercise of stock options or the vesting of restricted stock to the extent the guidelines are not met.  As of the date of this report, all named executive officers are in compliance with these stock ownership guidelines.

Executive Deferred Compensation Program

The named executive officers are eligible to participate in Fluor’s Executive Deferred Compensation Program (the “EDCP”). Named executive officers can defer up to 100% of base salary, annual incentives paid, and the VDI paid, subject to certain Internal Revenue Code limits. In addition they can defer up to 20% of base salary in excess of the prescribed Internal Revenue Code limits in the Excess 401(k) segment of the EDCP. The Excess 401(k) segment of the EDCP enables participants to continue the company match of 5% from the 401(k) plan after the prescribed Internal Revenue Code limits have been met. In addition, the company contributes to the EDCP (i) any amounts that would have been contributed by the company to the 401(k) plan as matching or discretionary contributions and (ii) amounts that would have been credited to the pension plan as an accrual, in each case that are in excess of the Internal Revenue Service compensation limit on contributions or were lessened by an election to defer base salary. No above market earnings or guaranteed earnings are provided to participants in the EDCP. Participants in this program may defer payments until termination of their employment or expiration of any deferral period (of at least two years) that they specify in advance, whichever event occurs first. The participants may receive a hardship withdrawal under very limited circumstances.

Supplemental Benefit Plan

The Supplemental Benefit Plan is provided to the following named executive officers:  the Chairman and Chief Executive Officer, the Chief Financial Officer and the Chief Legal Officer. The Supplemental Benefit Plan provides a pre-retirement death benefit through a split dollar life insurance policy. Upon retirement, the participant has a choice of a post-retirement death benefit, a lump sum cash payment or base salary continuation payments for 120 months. In addition, any time prior to retirement, the participant has the option of irrevocably opting out of the Supplemental Benefit Plan and instead receiving a benefit under a Joint and Survivor Split Dollar Life Insurance Plan.

Perquisites and Other Executive Benefits

In 2006, named executive officers were offered the following perquisites and executive benefits: automobile allowance, tax and financial planning allowance, executive and spousal physical examination, country club memberships, limited personal use of charter aircraft and spousal travel (excluding charter aircraft travel). Spousal travel is paid for by the company only when it is for an approved business purpose and a related tax gross up is provided. The Committee has not approved any other tax gross ups. All named executive officers were offered these executive perquisites and benefits, but the value and use of the benefits can vary by named executive officer. Executive perquisites and benefits are provided to ensure overall compensation for named executive officers is competitive.

Employment Contracts

Fluor has extended an employment letter to the Chief Financial Officer. Upon joining the company, the company agreed to provide him with one year’s pay at his current base salary if he is terminated by the company for any reason other than for cause. If he retires from the company, he will receive one year’s pay, at his then current base salary, as a supplemental retirement benefit. No other named executive officer has an employment contract.

Tax and Accounting Implications

The Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which states that a company may not deduct compensation in excess of $1,000,000 that is paid to certain individuals. In February of each year, the Committee sets and approves a net earnings performance hurdle to allow any annual incentive award payments, restricted stock awards, and Value Driver Incentive awards to the named executive officers to qualify as “performance based compensation” as defined in Section 162(m) of the Internal Revenue Code. In 2006, the amount of base salary in excess of $1,000,000 for the Chairman and Chief Executive Officer (approximately $88,000) was not deductible for federal tax income purposes.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

Management of the company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Committee has reviewed and discussed it with management. Based on this review and discussion, the Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for the company’s 2007 annual meeting of shareholders.

The Organization and Compensation Committee

Peter J. Fluor, Chairman
James T. Hackett
Kent Kresa
Joseph W. Prueher
Peter S. Watson

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers in 2006.

The named executive officers did not receive any payments which would be characterized as “Bonus” payments in 2006. Amounts listed under column (g), “Non-Equity Incentive Plan Compensation,” represent the annual incentive awards earned in 2006, as determined by the Committee at its February 7, 2007 meeting and, to the extent not deferred by the executive, payable on March 9, 2007.

The amounts in column (g) do not include non-equity long term Value Driver Incentive (VDI) awards, as those awards are reported in the year that they are earned. No VDI awards had performance periods that concluded in 2006; therefore no VDI awards were earned in 2006. In years prior to 2006, one-year performance periods were used for the VDI program. All VDI awards earned prior to 2006 were reported in the executive compensation tables or footnotes in previous years. The performance period for the 2006-2008 VDI program is fiscal year 2006 through fiscal year 2007; therefore all cash payments for that program will be reported in the 2008 proxy statement as “Non-Equity Incentive Plan Compensation” for 2007, even though 50% will be paid in 2008 and 50% will be paid in 2009. The potential payout value for the portion of Mr. Boeckmann’s 2006-2008 VDI award payable in stock is reflected in column (h) of the Outstanding Equity Awards at Fiscal Year End Table on page 31.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)(6)
Alan L. Boeckmann	2006	$1,088,009	—	$5,914,557	$1,603,685	$1,485,000	$180,640	$474,407	$10,746,298
Chairman and Chief Executive Officer
D. Michael Steuert	2006	$677,278	—	$900,873	$161,369	$702,200	$89,918	$728,269	$3,259,907
Senior Vice President and Chief Financial Officer
Lawrence N. Fisher	2006	$561,432	—	$1,114,470	$272,311	$440,700	$108,659	$325,857	$2,823,429
Chief Legal Officer
H. Steven Gilbert	2006	$420,198	—	$678,099	$122,599	$374,000	$17,047	$236,180	$1,848,123
Senior Vice President, Human Resources and Administration
Jeffery L. Faulk	2006	$462,938	—	$476,074	$81,693	$440,500	$14,958	$76,459	$1,552,622
Group President, Energy and Chemicals

(1)                The amounts in column (c) include base salary and any time off with pay.

(2)                The amounts in column (e) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with FAS 123(R) for restricted stock awards, regardless of when the award was granted, and include amounts from awards granted in and prior to 2006.  The fair value of these awards is based on the fair market value on the date of grant, calculated by taking the average of the high and low trading values of the company’s common stock on the New York Stock Exchange on the date of grant.

(3)                The amounts in column (f) represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) for nonqualified stock options, regardless of when the options were granted, and include amounts from awards granted in and prior to 2006.  The fair value of these awards is based on the Black-Scholes option pricing model on the date of grant.  Assumptions used in the calculation of these amounts are included in the “Stock Plans” footnote to the company’s audited financial statements for the fiscal year ended December 31, 2006 included in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

(4)                The amounts in column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under the company’s pension plan and, in addition, for Messrs. Boeckmann, Steuert and Fisher, the Supplemental Benefit Plan, further described in the Compensation Discussion and Analysis on page 25.  The increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in the company’s financial statements.  The calculation assumes benefit commencement is at normal retirement age (age 65), and was calculated without respect to pre-retirement death, termination or disability.  Earnings on deferred compensation are not reflected in this column because the company does not provide above market or guaranteed returns on nonqualified deferred compensation.

(5)                The amounts in column (i) may include the following and vary by each named executive officer: contributions or credits to nonqualified plans and defined contribution plans, premiums paid on life insurance, relocation incentives, relocation costs paid by the company and perquisites.  All Other Compensation is detailed in a separate table below.

(6)                The amounts in column (j) represent the total of columns (c) through (i).

ALL OTHER COMPENSATION

The following table and related footnotes describe each component of column (i) of the Summary Compensation Table.

(a)	(b)	(c)	(d)		(e)
Name	Company Contributions to Nonqualified Plans and Defined Contribution Plans ($)(1)	Relocation ($)(2)	Perquisites ($)		Total All Other Compensation ($)(3)
Alan L. Boeckmann	$127,880	$200,000	$140,985	(4)	$474,407
D. Michael Steuert	$66,423	$598,430	$61,766	(5)	$728,269
Lawrence N. Fisher	$60,512	$222,979	$40,093	(6)	$325,857
H. Steven Gilbert	$41,687	$165,888	$26,955	(7)	$236,180
Jeffery L. Faulk	$45,733	$0	$26,381	(8)	$76,459

(1)                 The amounts in column (b) include amounts deposited by the company into each named executive officer’s account in the 401(k) plan and amounts contributed by the company into each named executive officer’s account in the non-qualified deferred compensation plan for (i) matching or discretionary contributions into the Excess 401(k) portion of the non-qualified deferred compensation plan and (ii) accruals that would have been credited to each named executive officer’s pension plan account for the portion of base salary in excess of IRS limitations.

(2)                 The amounts in column (c) represent the amounts attributable to relocation payments made to four of the named executive officers in connection with the relocation of the company headquarters to Texas. The amounts may include the following and vary by each named executive officer: relocation bonus, payments of costs associated with the sale of a home, payments of costs associated with the purchase of a home, lump sum moving allowances, loan origination fees and costs related to the moving and/or storage of household goods.

(3)                 The amounts in column (e) represent the totals of columns (b) through (d) plus the premiums paid by the company for each named executive officer for non-contributory life insurance benefits and, where applicable, the tax gross-up provided for the business-related spousal travel noted in footnotes (4), (6) and (8) below, each of which was less than $10,000.

(4)                 This amount represents the value received in 2006 for the following perquisites, the aggregate incremental cost of each of which was less than $25,000: automobile allowance; automobile insurance; personal use of a company-owned country club membership; one-time installation cost of a home security system due to relocation of the company headquarters and the subsequent relocation of Mr. Boeckmann; premiums paid by the company for split dollar life insurance; and business-related spousal travel. In addition, in 2006, Mr. Boeckmann received reimbursement on tax and financial planning in the amount of $33,735. Mr. Boeckmann also had personal air charter use valued at $24,085 in 2006. The valuation of the air charter represents actual operating value of personal flights, based on flight time, aircraft repositioning, minimum usage fees, overnight fees, short leg fees, landing fees, fuel surcharges, crew expenses, catering, ground transport, service fees and federal excise tax.

(5)                 This amount represents the value received in 2006 for the following perquisites, the aggregate incremental cost of each of which was less than $25,000: automobile allowance; automobile insurance; executive physical; and premiums paid by the company for split dollar life insurance. In addition, in 2006 Mr. Steuert received reimbursement on tax and financial planning in the amount of $27,900.

(6)                 This amount represents the value received in 2006 for the following perquisites, the aggregate incremental cost of each of which was less than $25,000: automobile allowance; automobile insurance; personal use of a company-owned country club membership; executive physical; premiums paid by the company for split dollar life insurance; business-related spousal travel; and tax and financial planning.

(7)                 This amount represents the value received in 2006 for the following perquisites, the aggregate incremental cost of each of which was less than $25,000: automobile allowance; automobile insurance; executive physical; spousal physical; and tax and financial planning.

(8)                 This amount represents the value received in 2006 for the following perquisites, the aggregate incremental cost of each of which was less than $25,000: automobile allowance; automobile insurance; business-related spousal travel; and tax and financial planning.

GRANTS OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to the named executive officers in 2006.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)	(k)	(l)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock		All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	or Units (#)		Options (#)(1)	Awards ($/Sh)(2)	Awards ($)
Alan L. Boeckmann	N/A	(3)	$441,750	$883,500	$1,767,000	$441,750	$883,500	$1,767,000	—		—	—	—
	2/9/2006		—	—	—	—	—	—	26,925	(4)	—	—	$2,267,354	(5)
	2/9/2006		—	—	—	—	—	—	17,962	(6)	—	—	$1,512,580	(7)
	2/9/2006		—	—	—	—	—	—	—		68,020	$84.21	$1,749,474	(8)
	N/A	(9)	$550,000	$1,100,000	$2,200,000	—	—	—	—		—	—	—
D. Michael Steuert	N/A	(10)	$300,000	$600,000	$1,200,000	—	—	—	—		—	—	—
	2/9/2006		—	—	—	—	—	—	12,475	(4)	—	—	$1,050,520	(5)
	2/9/2006		—	—	—	—	—	—	—		15,400	$84.21	$396,088	(8)
	N/A	(9)	$245,500	$491,000	$982,000	—	—	—	—		—	—	—
Lawrence N. Fisher	N/A	(10)	$225,000	$450,000	$900,000	—	—	—	—		—	—	—
	2/9/2006		—	—	—	—	—	—	9,390	(4)	—	—	$790,732	(5)
	2/9/2006		—	—	—	—	—	—	—		11,550	$84.21	$297,066	(8)
	N/A	(9)	$202,150	$404,300	$808,600	—	—	—	—		—	—	—
H. Steven Gilbert	N/A	(10)	$157,500	$315,000	$630,000	—	—	—	—		—	—	—
	2/9/2006		—	—	—	—	—	—	5,705	(4)	—	—	$480,418	(5)
	2/9/2006		—	—	—	—	—	—	—		5,200	$84.21	$133,744	(8)
	N/A	(9)	$141,650	$283,300	$566,600	—	—	—	—		—	—	—
Jeffery L. Faulk	N/A	(10)	$105,000	$210,000	$420,000	—	—	—	—		—	—	—
	2/9/2006		—	—	—	—	—	—	3,915	(4)	—	—	$329,682	(5)
	2/9/2006		—	—	—	—	—	—	—		3,465	$84.21	$89,120	(8)
	N/A	(9)	$144,900	$289,800	$579,600	—	—	—	—		—	—	—

(1)     The amounts in column (j) represent the number of nonqualified stock options granted on February 9, 2006 as part of the 2006 long term incentive award.

(2)     The amounts in column (k) represent the exercise price of the nonqualified stock options, which was the fair market value on the date of grant, calculated by taking the average of the high and low trading values of the company’s common stock on the New York Stock Exchange on the date of grant. The closing trade value on the company’s common stock on the New York Stock Exchange on the date of grant was $84.00.

(3)     Mr. Boeckmann’s 2006-2008 VDI award is payable 50% in cash and 50% in restricted stock. He is the only named executive officer with this arrangement. Columns (c), (d) and (e) show the potential value of the cash portion of the payout for Mr. Boeckmann under the 2006-2008 VDI program, and columns (f), (g) and (h) show the potential value of the restricted stock portion of his payout under the VDI progam, if the threshold (50% of target), target and maximum (200% of target) performance goals are satisfied. Mr. Boeckmann’s 2007-2009 VDI award, granted in March 2007, will be payable 100% in cash. All potential payouts are performance-driven and therefore completely at risk. The performance goals are described in the Compensation Discussion and Analysis on page 23.

(4)     This amount represents the number of restricted shares granted on February 9, 2006 as part of the 2006 long term incentive award.

(5)     This amount represents the fair value of the restricted shares granted on February 9, 2006 as part of the 2006 long term incentive award. The value is computed in accordance with FAS 123(R), using the grant price of $84.21 per share.

(6)     This amount represents the number of restricted shares granted on February 9, 2006 as part of Mr. Boeckmann’s payment for his 2005-2007 VDI award, which was paid 50% in cash and 50% in restricted stock.

(7)     This amount represents the fair value of the restricted shares granted on February 9, 2006 as part of Mr. Boeckmann’s payment for his 2005-2007 VDI award, which was paid 50% in cash and 50% in restricted stock. The value is computed in accordance with FAS 123(R), using the grant price of $84.21 per share.

(8)                This amount represents the fair value of the nonqualified stock options granted on February 9, 2006 as part of the 2006 long term incentive award. The value is computed in accordance with FAS 123(R), using a Black-Scholes option pricing model value of $25.72 per option.

(9)                Columns (c), (d) and (e) show the potential value of the payout for each named executive officer of his 2006 annual incentive award if the threshold (50% of target), target and maximum (200% of target) performance goals are satisfied. Annual incentive awards were paid as follows and are reported in column (g) of the Summary Compensation Table on page 27: Mr. Boeckmann, $1,485,000; Mr. Steuert, $702,200; Mr. Fisher, $440,700; Mr. Gilbert, $374,000; and Mr. Faulk, $440,500. The performance goals are described in the Compensation Discussion and Analysis on pages 21-22.

(10)           Columns (c), (d) and (e) show the potential value of the payout for the named executive officer under the 2006-2008 VDI program if the threshold (50% of target), target and maximum (200% of target) performance goals are satisfied. All potential payouts are performance-driven and therefore completely at risk. The performance goals are described in the Compensation Discussion and Analysis on page 23. As reflected in the narrative preceding the Summary Compensation Table, no awards were paid for 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the holdings of stock options and restricted stock by the named executive officers at December 31, 2006.

(a)	(b)	(c)	(d)	(e)	(f)		(g)	(h)
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(1)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Alan L. Boeckmann	60,000	—	$29.60	2/5/2009	185,854	(6)	$15,174,979	$1,325,250
	—	68,020	$84.21	2/5/2016	—		—	—
D. Michael Steuert	—	15,400	$84.21	2/5/2016	51,858	(7)	$4,234,206	—
Lawrence N. Fisher	—	11,550	$84.21	2/5/2016	42,620	(8)	$3,479,923	—
H. Steven Gilbert	—	5,200	$84.21	2/5/2016	25,293	(9)	$2,065,173	—
Jeffery L. Faulk	—	3,465	$84.21	2/5/2016	17,423	(10)	$1,422,588	—

(1)                The exercise price of the nonqualified stock options is the fair market value of the company’s common stock on the date of grant, calculated by taking the average of the high and low price of the company’s common stock on the New York Stock Exchange on the date of grant.

(2)                Options granted prior to 2006 had a vesting schedule of 25% per year over four years and a seven-year term. All options granted in 2006 have a vesting schedule of 20% per year over five years and a ten-year term. The first vesting date for all options grants is on the fifth of February in the year following grant and then subsequently vests at a rate of 20% per year on each anniversary of that date. Beginning with the 2002 grant, stock options vest on the fifth of February to align all vestings from multiple prior years.

(3)                All restricted stock granted in 2006 has a vesting schedule of 20% per year over five years. The first vesting date for all grants is on the fifth of February in the year following grant and then subsequently vests at a rate of 20% per year on each anniversary of that date. Beginning with the 2002 grant, restricted stock vests on the fifth of February to align all vestings from multiple prior years. Previous grants of restricted stock had multiple vesting schedules as follows: vesting 25% over four years; cliff-vesting after ten years (“career shares”) and/or cliff-vesting upon retirement.

(4)                The market value is determined by multiplying the number of shares by the closing trading price of the company’s common stock on the New York Stock Exchange on December 29, 2006 ($81.65), the last trading day of the fiscal year.

(5)                This is the potential payout value for the portion of Mr. Boeckmann’s 2006-2008 VDI award payable in stock. The number of shares granted will be determined at the conclusion of the performance period and will be based on the closing price of the company’s common stock on the New York Stock Exchange on the date the Organization and Compensation Committee confirms the company’s performance. The grant will vest 50% per year over a two-year period. The potential payout value in column (h) represents the upper target award, based on an estimated performance rating through 2006, which represents 50% of the performance period. The actual payout could be higher or lower depending on company performance in 2007.

(6)                Restricted stock vests for Mr. Boeckmann on the following dates: 59,182 shares on February 5, 2007; 1,107 shares on September 10, 2007; 61,553 shares on February 5, 2008; 639 shares on September 10, 2008; 11,447 shares on February 5, 2009; 5,385 shares on February 5, 2010; 5,385 shares on February 5, 2011; 10,620 shares on February 4, 2013, 11,400 shares on February 5, 2014; and 19,136 shares on February 5, 2015.

(7)                Restricted stock vests for Mr. Steuert on the following dates: 10,155 shares on February 5, 2007; 20,000 shares on February 5, 2008; 4,650 shares on February 5, 2009; 2,495 shares on February 5, 2010; 2,495 shares on February 5, 2011; 1,880 shares on February 4, 2013; 3,600 shares on February 5, 2014; and 6,583 shares on February 5, 2015.

(8)                Restricted stock vests for Mr. Fisher on the following dates: 7,924 shares on February 5, 2007; 919 shares on September 10, 2007; 14,994 shares on February 5, 2008; 538 shares on September 10, 2008; 3,494 shares on February 5, 2009; 1,878 shares on February 5, 2010; 1,878 shares on February 5, 2011; 1,620 shares on February 4, 2013; 2,750 shares on February 5, 2014; 4,941 shares on February 5, 2015; and 1,684 shares upon retirement.

(9)                Restricted stock vests for Mr. Gilbert on the following dates: 4,986 shares on February 5, 2007; 507 shares on September 10, 2007; 9,011 shares on February 5, 2008; 365 shares on September 10, 2008; 2,111 shares on February 5, 2009; 1,141 shares on February 5, 2010; 1,141 shares on February 5, 2011; 1,120 shares on February 4, 2013; 1,650 shares on February 5, 2014; 2,965 shares on February 5, 2015; and 296 shares upon retirement.

(10)           Restricted stock vests for Mr. Faulk on the following dates: 3,880 shares on February 5, 2007; 212 shares on September 10, 2007; 6,030 shares on February 5, 2008; 108 shares on September 10, 2008; 1,430 shares on February 5, 2009; 783 shares on February 5, 2010; 783 shares on February 5, 2011; 1,120 shares on February 4, 2013; 1,100 shares on February 5, 2014; and 1,977 shares on February 5, 2015.

OPTION EXERCISES AND STOCK VESTED

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Alan L. Boeckmann	114,400	$5,489,933	57,016	$4,990,949
D. Michael Steuert	6,250	$339,198	9,745	$854,442
Lawrence N. Fisher	5,500	$299,585	9,192	$799,196
H. Steven Gilbert	3,750	$197,577	5,731	$499,177
Jeffery L. Faulk	3,750	$197,200	4,662	$407,121

(1)                A portion of the shares in column (d) are withheld or sold on behalf of the named executive officer at vesting to satisfy tax withholding obligations.

PENSION BENEFITS

The company provides a pension plan, which is a cash balance qualified defined benefit plan, to most salaried employees, including all named executive officers. Participants’ accounts are credited at each month-end based on age, years of service and eligible pay. On the first day of each calendar year, age at the participant’s last birthday and the whole number of the participant’s years of service are calculated, and then used throughout the year in determining monthly contributions. Eligible pay is defined as base pay plus before-tax contributions to the 401(k) Plan and the company’s flexible benefits plan, but excluding commissions, bonuses, overtime and other irregular, infrequent or non-recurring payments. The calculation utilizing age, service and eligible pay to determine the monthly amount credited to a participant’s pension plan account is illustrated below.

{	[Age + Service - 25]	% + 2%	}	X Eligible Pay = Annual Pension Benefit Credit
15

Eligible pay for pension plan purposes is also limited by the Internal Revenue Service compensation limits ($220,000 for 2006). The company credited to each named executive officer’s nonqualifed deferred compensation account the amount that would have been credited to their pension plan account if their pay had not exceeded this limit.

No amounts were credited to the pension plan accounts of any of the named executive officers until after the pension plan became effective on January 1, 1999.

The normal form of payment from the pension plan is a 50% Joint & Survivor Annuity for married participants and a Single Life Annuity for unmarried participants. A lump sum payment option is also available. Payments are permitted upon retirement at normal retirement age (65), or upon early retirement as defined in the chart below.

Age	Years of Accumulated Service Immediately Preceding Retirement
60 - 64	5
59	8
58	11
57	13
56	14
55	15
Any Age	30

In addition to the pension plan, a select group of officers are participants in a Supplemental Benefit Plan. The Supplemental Benefit Plan provides a pre-retirement death benefit through a split dollar life insurance policy and then upon retirement provides a choice of a post-retirement death benefit, a lump sum cash payment or salary continuation payments for 120 months. In addition, any time prior to retirement, the participant has the option of irrevocably opting out of the Supplemental Benefit Plan and instead receiving a benefit under a joint and survivor split dollar life insurance plan. This benefit is provided to only four currently employed officers, three of whom are named executive officers.

(a)	(b)	(c)	(d)
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)
Alan L. Boeckmann	Pension Plan	30	$83,791
	Supplemental Benefit Plan	30	$1,150,179
D. Michael Steuert	Pension Plan	4	$37,016
	Supplemental Benefit Plan	4	$385,214
Lawrence N. Fisher	Pension Plan	31	$97,339
	Supplemental Benefit Plan	31	$687,508
H. Steven Gilbert	Pension Plan	35	$87,463
Jeffery L. Faulk	Pension Plan	32	$76,237

(1)                The amounts in column (d) represent the present value of accumulated benefits for the fiscal year ended December 31, 2006. The actuarial values were calculated using a discount rate of 6.00%, a future annual interest credit rate of 3.25%, assumed benefit commencement age of 65, and a lump sum form of payment for the pension plan and 120 guaranteed monthly payments for the Supplemental Benefit Plan.

NONQUALIFIED DEFERRED COMPENSATION

All U.S. executives, including named executive officers, are eligible to defer compensation into the Fluor Executive Deferred Compensation Program (“EDCP”), which has a number of components. Executives may defer up to 100% of base salary, annual incentive awards and any VDI payments. The plan also allows executives to contribute to the Excess 401(k) portion of the plan (between 1% and 20% of base salary) once the Internal Revenue Service maximum annual before-tax contribution for qualified retirement plans has been met.

In addition, the company contributes to the EDCP any amounts that would have been contributed by the company to the 401(k) plan as matching or discretionary retirement contributions or credited to the pension plan as an accrual, that are in excess of the Internal Revenue Service compensation limit on contributions or were lessened by an election to defer base salary. In 2006, the company matched the first 5% of salary deferred to the 401(k) or Excess 401(k) and made a discretionary contribution of 2% of base salary. Most salaried employees were eligible for the 5% match and most received the 2% discretionary retirement contribution in 2006. Annual enrollment for the EDCP is in December, and elections are made with respect to compensation earned in the following year.

The table below shows the deemed investment choices available in the EDCP and their annual rate of return for the calendar year ended December 31, 2006, as reported by the administrator of the EDCP. The company does not guarantee the rates of return.

Fund	Rate of Return	Fund	Rate of Return
Fidelity Spartan Money Market	4.79%	Mutual Shares—Class C	17.18%
Morgan Stanley Instl Core Plus Fixed Income	4.08%	Hartford Capital Appreciation—Class A	15.66%
American Funds Balanced—Class A	11.81%	Vanguard Small-Cap Index—Investor Shares	15.66%
Janus Balanced	10.56%	MFS New Discovery—A Shares	12.82%
DWS Equity 500 Index—Investment Class	15.58%	American Funds EuroPacific Growth—Class A	21.87%
MFS Capital Opportunities—A Shares	14.42%	Vanguard International Growth—Investor Shares	25.66%
American Funds Growth Fund of America—Class A	10.94%	American Funds New Perspective—Class A	19.87%

Distribution elections are made in conjunction with the plan year deferral elections. Distributions can be elected as a lump sum payment or in up to ten annual installments. Executives can elect to have their distributions commence either in the year of their retirement or termination or the January following their retirement or termination. For officers of the company, no distributions will be made prior to six months after retirement or termination. In addition, executives can elect to receive a scheduled in-service distribution as a lump sum or in up to ten annual installments, with the payments commencing no sooner than one year following the end of the plan year.

(a)	(b)	(c)	(d)	(e)
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Balance at Last FYE ($)(4)
Alan L. Boeckmann	$61,161	$112,680	$445,593	$5,539,781
D. Michael Steuert	$29,872	$58,231	$223,788	$2,079,101
Lawrence N. Fisher	$422,247	$45,312	$211,310	$2,143,242
H. Steven Gilbert	$14,414	$26,549	$232,658	$2,287,807
Jeffery L. Faulk	$17,406	$30,626	$154,737	$1,652,935

(1)                Amounts in column (b) represent contributions by each named executive officer in 2006. Contributions were made as follows to the Excess 401(k) portion of the plan and are reported in the Summary Compensation Table on page 27 in column (c): Mr. Boeckmann, $61,161; Mr. Steuert, $29,872; Mr. Fisher, $16,895; Mr. Gilbert, $14,414; and Mr. Faulk, $17,406. The amount for Mr. Fisher also includes $405,352 which was reported in the “Bonus” column of the Summary Compensation Table for 2005 in last year’s proxy statement.

(2)                Amounts in column (c) represent contributions by the company in 2006 for the named executive officers and include matching and discretionary contributions into the Excess 401(k) portion of the plan and credits that relect the accrual that would have been made in the named executive officer’s pension plan account for the portion of base salary that was in excess of the Internal Revenue Service compensation limit on contributions. All amounts in column (c) are reported in column (i) of the Summary Compensation Table on page 27 and in column (b) of the All Other Compensation Table on page 29.

(3)                The amounts in column (d) represent 2006 deemed investment earnings on vested deferred compensation balance. None of these earnings are reflected in the Summary Compensation Table because the company does not provide above market or guaranteed returns on nonqualified deferred compensation.

(4)                The amounts in column (e) represent the balance as of December 31, 2006. These amounts are fully vested for each named executive officer.

COMPENSATION UNDER VARIOUS TERMINATION SCENARIOS

The tables below reflect the amount of compensation that would become payable to each of the named executive officers under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2006, given their compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including then-exercisable stock options and vested amounts contributed or credited under the Executive Deferred Compensation Program, as well as benefits generally available to all salaried employees, such as amounts accrued and vested through the company’s retirement plans and payout of any accrued time off with pay (collectively, the “Pre-Termination Benefits”). Named executive officers are entitled to receive the Pre-Termination Benefits regardless of the manner in which their employment is terminated. Additional amounts may be received upon termination under the scenarios set forth below.

The actual amounts that would be paid upon a named executive officer’s termination of employment can only be determined at the time of such executive’s separation from the company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age. In addition, in connection with any actual termination of employment, the company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

Payments Made Upon Voluntary Termination/Early Retirement

Currently, all named executive officers, with the exception of Mr. Steuert, are eligible for early retirement as defined in the Pension Benefits Table on page 33. For those who are eligible for early retirement, it is assumed that in the case of voluntary termination, they would elect early retirement from the company. Mr. Steuert would receive no additional compensation upon voluntary termination, other than his Pre-Termination Benefits, because he is not currently eligible for early retirement.

In the event of the voluntary termination of a named executive officer who is eligible for early retirement, in addition to the Pre-Termination Benefits:

•       upon Committee approval, restrictions will lapse on unvested restricted shares and the vesting of unvested options will be accelerated; and

•       upon Committee approval, amounts accrued and vested through the company’s Supplemental Benefit Plan will be paid in accordance with the named executive officer’s distribution election.

Payments Made Upon Not for Cause Termination

In the event of the termination without cause of a named executive officer, in addition to the Pre-Termination Benefits and items identified above under the heading “Payments Made Upon Voluntary Termination/Early Retirement,” the named executive officer will receive a cash severance benefit calculated as two weeks of base pay per year of service, with a minimum severance benefit of eight weeks and a maximum severance benefit of fifty-two weeks. In addition, the named executive officer may receive only upon Committee approval:

•       any annual incentive award earned during the fiscal year; and

•       the VDI payment that would have been due based on continued employment through the year of termination.

In addition, Mr. Steuert is eligible, upon Committee approval, to receive amounts accrued and vested through the company’s Supplemental Benefit Plan, which will be paid in accordance with his distribution election.

Payments Made Upon a Termination in Connection with a Change in Control

In the event of the termination of employment within 24 months of a change in control of a named executive officer, in addition to the Pre-Termination Benefits and the items identified above under the heading “Payments Made Upon Voluntary Termination/ Early Retirement”:

•       all restrictions will lapse on unvested restricted shares, the vesting of all unvested stock options will be accelerated, and any remaining unvested VDI payments will be paid; and

•       upon Committee approval, the named executive officer may receive all or a portion of the short term incentive award earned during the fiscal year.

In addition, any benefits under a Supplemental Benefit Plan will vest upon a decision from the Committee that the named executive officer had experienced an adverse employment condition within 36 months of the change in control and will be paid in accordance with the named executive officer’s distribution election.

The following tables show the potential payments that would be due each named executive officer upon a voluntary termination, a termination without cause and a termination in connection with a change in control.

Alan L. Boeckmann
Eligible for early retirement	Voluntary Termination of Employment/Early Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$1,100,000	(4)	$0	(5)
Annual Incentive Awards	$0	(6)	$1,100,000	(7)	$1,100,000	(8)
Supplemental Benefit Plan	$1,150,179	(9)	$1,150,179	(9)	$1,150,179	(10)
Long Term Incentive Awards
Stock Options(11)	$0		$0		$0
Restricted Shares	$15,174,979	(12)	$15,174,979	(12)	$15,174,979	(13)
Value Driver Incentive (VDI)	$0	(14)	$1,271,375	(15)	$2,911,125	(16)
Total Value of Payments	$16,325,158		$19,796,533		$20,336,283

D. Michael Steuert
Not eligible for early retirement	Voluntary Termination of Employment(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$836,285	(17)	$701,400	(18)
Annual Incentive Awards	$0	(6)	$491,000	(7)	$491,000	(8)
Supplemental Benefit Plan	$0	(19)	$385,214	(9)	$385,214	(10)
Long Term Incentive Awards
Stock Options(11)	$0		$0		$0
Restricted Shares	$0	(20)	$0	(20)	$4,234,206	(13)
Value Driver Incentive (VDI)	$0	(14)	$1,044,000	(15)	$2,265,000	(16)
Total Value of Payments	$0		$2,756,499		$8,076,820

Lawrence N. Fisher
Eligible for early retirement	Voluntary Termination of Employment/Early Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$577,500	(4)	$0	(5)
Annual Incentive Awards	$0	(6)	$404,300	(7)	$404,300	(8)
Supplemental Benefit Plan	$687,508	(9)	$687,508	(9)	$687,508	(10)
Long Term Incentive Awards
Stock Options(11)	$0		$0		$0
Restricted Shares	$3,479,923	(12)	$3,479,923	(12)	$3,479,923	(13)
Value Driver Incentive (VDI)	$0	(14)	$783,025	(15)	$1,698,775	(16)
Total Value of Payments	$4,167,431		$5,932,256		$6,270,506

H. Steven Gilbert
Eligible for early retirement	Voluntary Termination of Employment/Early Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$435,800	(4)	$0	(5)
Annual Incentive Awards	$0	(6)	$283,300	(7)	$283,300	(8)
Supplemental Benefit Plan	$0		$0		$0
Long Term Incentive Awards
Stock Options(11)	$0		$0		$0
Restricted Shares	$2,065,173	(12)	$2,065,173	(12)	$2,065,173	(13)
Value Driver Incentive (VDI)	$0	(14)	$469,825	(15)	$1,064,275	(16)
Total Value of Payments	$2,065,173		$3,254,098		$3,412,748

Jeffery L. Faulk
Eligible for early retirement	Voluntary Termination of Employment/Early Retirement(1)		Not for Cause Termination of Employment(1)		Termination of Employment in Connection with a Change in Control(2)
Cash Severance Benefit	$0	(3)	$483,000	(4)	$0	(5)
Annual Incentive Awards	$0	(6)	$289,800	(7)	$289,800	(8)
Supplemental Benefit Plan	$0		$0		$0
Long Term Incentive Awards
Stock Options(11)	$0		$0		$0
Restricted Shares	$1,422,588	(12)	$1,422,588	(12)	$1,422,588	(13)
Value Driver Incentive (VDI)	$0	(14)	$313,200	(15)	$709,500	(16)
Total Value of Payments	$1,422,588		$2,508,588		$2,421,888

(1)                The amounts in these columns were calculated assuming a termination date of December 31, 2006 and that the named executive officer will elect early retirement, if eligible.

(2)                The amounts in these columns were calculated assuming a change in control date of December 31, 2006 and that termination of the named executive officer is as a result of the change in control and is within two years of the change in control.

(3)                Severance is not paid in the event of voluntary termination or in the event of a voluntary early retirement.

(4)                The named executive officer is provided a cash severance benefit of two weeks of base pay per year of service upon a termination without cause. The minimum severance benefit is eight weeks and the maximum is 52 weeks of pay. The severance benefit is paid in a lump sum on termination.

(5)                The company does not provide a cash severance benefit in the event of a change in control.

(6)                The named executive officer forfeits any portion of the award earned in the year of termination.

(7)                Based on the timing of the termination within the fiscal year and on review by the Committee, the named executive officer may receive no payment, a payment in the amount of the annual incentive target, or an amount based on company performance applied to the target. This amount represents the 2006 annual incentive target and assumes Committee approval.

(8)                The Committee may provide that either immediately upon a change in control, or upon termination of employment within 24 months following a change in control, the named executive officer will receive a payment equal to the target payment for the current year under the 2003 Executive Performance Incentive Plan. This amount represents the 2006 annual incentive target and assumes Committee approval.

(9)                As of age 65, and with the approval of the Committee, the named executive officer can elect to have the supplemental benefit plan paid out in a lump sum or as an annuity. This amount represents the present value of the policy if taken as a lump sum at age 65. The death benefit of the policy for each participant is as follows: Mr. Boeckmann, $5,000,000; Mr. Steuert, $2,000,000; Mr. Fisher; $1,500,000.

(10)           The named executive officer is assumed to have elected to have the supplemental benefit plan paid out in a lump sum. This amount represents the present value of the benefit taken as a lump sum at age 65. The death benefit of the policy for each participant is as follows: Mr. Boeckmann, $5,000,000; Mr. Steuert, $2,000,000; Mr. Fisher; $1,500,000. This amount assumes the Plan Administrator, after the change in control, determines that the named executive officer terminated due to an adverse change in employment condition within thirty-six months of the change in control.

(11)           As of December 31, 2006, none of the named executive officers had any outstanding unvested in-the-money stock options.

(12)           Upon early retirement and Committee approval, restrictions will lapse on unvested shares pursuant to the terms of the 2003 Executive Performance Incentive Plan. This amount represents the value of unvested shares on December 31, 2006 based on the closing trading value of the company’s common stock on December 31, 2006 ($81.65). This amount assumes Committee approval.

(13)           The Committee may provide that either immediately upon a change in control, or upon termination of employment within 24 months following a change in control, restrictions lapse on unvested shares pursuant to the terms of the 2003 Executive Performance Incentive Plan. This amount represents the value of unvested shares on December 31, 2006 based on the closing trading value of the company’s common stock on December 31, 2006 ($81.65). This amount assumes Committee approval.

(14)           The named executive officer forfeits any portion of the award that is unvested, even if the performance period has concluded.

(15)           Upon Committee approval, any payment that would be due based on continued employment through the year of termination may vest and be paid. This amount represents payment due for service through December 31, 2006 and paid in March 2007. This amount assumes Committee approval.

(16)           The remaining, unvested Value Driver Incentive is paid out at the greater of target, or the Committee-approved rating for company performance prior to change in control. This amount represents target of unvested VDI payments as of December 31, 2006.

(17)           The named executive officer is provided a cash severance benefit of two weeks of base pay per year of service. The minimum severance benefit is eight weeks and the maximum is 52 weeks of pay. Severance is paid in a lump sum on termination. This amount includes an additional one year’s pay, as guaranteed in Mr. Steuert’s employment letter.

(18)           This amount represents one year’s pay, as guaranteed in Mr. Steuert’s employment letter.

(19)           The supplemental benefit plan is cancelled as of the termination date of Mr. Steuert’s employment because he is not eligible for early retirement.

(20)           Pursuant to the terms of the 2003 Executive Performance Incentive Plan, the named executive officer forfeits any unvested shares, because Mr. Steuert is not eligible for early retirement.

DIRECTOR COMPENSATION

The company’s compensation philosophy for non-employee directors is consistent with the philosophy established for the company’s named executive officers. The compensation program is designed to attract and retain directors with the necessary experience to represent the company’s shareholders and to advise the company’s executive management. It is also important that the compensation program aligns the Board of Directors with the interests of long-term shareholders. The company uses a combination of cash and stock-based awards to compensate directors and targets the 50th percentile of compensation survey data from the companies included in the Compensation Peer Group as well as similar industry segments and general industry.

Cash Compensation Paid to Board Members

For 2006, members of the Board who were not employees of the company received an annual cash retainer of $50,000. In addition, the Chairs of the Organization and Compensation Committee and Governance Committee received an annual cash retainer in the amount of $5,000, the Chair of the Audit Committee received an annual cash retainer in the amount of $10,000, and the lead independent director received an annual cash retainer in the amount of $30,000. Directors also receive a fee of $2,000 per day for each day upon which one or more Board or Board Committee meetings are attended. Directors who are employees of the company receive no compensation for their service as directors.

Stock-Based Compensation Paid to Board Members

When a non-employee director joins the Board, the individual receives an initial grant of up to 2,500 shares of restricted stock plus related restricted units in an amount determined by the Organization and Compensation Committee. The most recent grant, made in 2005, was 1,500 restricted shares and 1,000 restricted units. Restricted units are payable in cash to assist in satisfying related income tax liabilities. Awards are made after appointment to the Board, on a date determined by the Committee. Restrictions lapse and units become immediately earned and payable with respect to 20% of the award on the date of grant and then subsequently vests at a rate of 20% per year on each anniversary of that date.

An annual grant of restricted stock and restricted units with a total market value (based on the fair market value of the company’s common stock on the New York Stock Exchange on the date of grant) of $75,000 is made as of the date of the annual meeting of shareholders to each non-employee director. Restrictions on these annual awards lapse at a rate of 20% per year over five years. If a director leaves the Board, the portion of any award remaining subject to restrictions is forfeited. Restrictions immediately lapse, however, if a director attains the age for mandatory retirement (currently 72 years of age), obtains approval for early retirement, dies, becomes permanently and totally disabled or is terminated due to a change in control.

Deferred Compensation Program for Non-Employee Directors

Directors have the option of deferring receipt of directors’ fees until their retirement or other termination of status as a director, pursuant to the Fluor Corporation Deferred Directors’ Fees Program. Directors may elect to have deferred amounts valued as if invested either wholly or partially in company stock or one or more of 14 investment funds. The company does not guarantee the rate of return. Directors electing the company stock valuation for deferrals and maintaining that election continuously for five years earn a 25% premium on the deferred amount deemed invested in company stock via the Fluor Stock Valuation Fund. All of the directors who deferred fees in 2006, elected the Fluor Stock Valuation Fund for at least half of their deferral. All distributions from the deferral accounts are paid in cash.

Former Retirement Plan

In March 2003, a committee of disinterested directors determined that non-employee directors who received restricted shares on March 11, 1997 in consideration of the cancellation of the Fluor Corporation Retirement Plan for Outside Directors could make an irrevocable election to surrender such shares upon their retirement, death or disability. The five directors, who were eligible at the time, made such an election. In lieu of these shares, these directors will receive the amount of their respective accrued retirement benefits at the time of the cancellation of the retirement plan upon their retirement, death or disability. These benefits equal the retainer fees at the time of cancellation multiplied by the number of years such director had served prior to the cancellation of the plan. This amount will be paid in a lump sum (reduced to present value based on the 10-year Treasury rate) at retirement. Two of the five directors who made the irrevocable election in 2003 have since retired, have surrendered their shares and have been cashed out.

DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)(4)
Peter J. Fluor	$121,000	$83,058	$56,000	$260,058
James T. Hackett	$80,000	$75,570	$44,750	$200,320
Kent Kresa	$84,000	$77,636	$50,750	$212,386
Vilma S. Martinez	$80,000	$83,619	$24,750	$188,369
Dean R. O’Hare	$94,000	$82,671	$45,375	$222,046
Joseph W. Prueher	$80,000	$69,032	$46,250	$195,282
Lord Robin W. Renwick	$85,000	$88,754	$94,148	$267,902
Peter S. Watson	$80,000	$70,856	$24,750	$175,606
Suzanne H. Woolsey	$84,000	$70,157	$24,750	$178,907

(1)                The amounts in column (b) represent fees paid for board retainers, committee retainers, board meetings, teleconferences, committee meetings and strategic review meetings.

(2)                The amounts in column (c) represent the dollar amount recognized for financial statement reporting purposes for fiscal year ended December 31, 2006, in accordance with FAS 123(R) of restricted stock awards, regardless of when the award was granted, and include amounts from awards granted in and prior to 2006. The fair value of these awards is based on the fair market value on the date of grant, calculated by taking the average of the high and low trading values of the company’s common stock on the New York Stock Exchange on the date of grant. The 2006 stock grant was based on a fair market value of $94.48, with an overall value of $75,111, of which $44,878 was granted in restricted stock and $30,233 was granted in restricted units.

(3)                The amounts in column (d) may include the following and vary by each director: consulting fees, charitable gift match, company paid premiums on Director’s life insurance and company contributed premiums on deferred compensation invested into the Fluor Stock Valuation Fund. All Other Compensation is detailed in a separate table below.

(4)                The amounts in column (e) represent the total of columns (b) through (d).

DIRECTOR ALL OTHER COMPENSATION

(a)	(b)	(c)	(d)	(e)	(f)
Name	Consulting Fees ($)	Charitable Gift Match ($)(1)	Directors’ Life Insurance Premiums ($)(2)	Company Contributions to Nonqualified Deferred Compensation ($)(3)	Total ($)(4)
Peter J. Fluor	$0	$1,000	$24,750	$30,250	$56,000
James T. Hackett	$0	$0	$24,750	$20,000	$44,750
Kent Kresa	$0	$5,000	$24,750	$21,000	$50,750
Vilma S. Martinez	$0	$0	$24,750	$0	$24,750
Dean R. O’Hare	$0	$5,000	$24,750	$15,625	$45,375
Joseph W. Prueher	$0	$5,000	$24,750	$16,500	$46,250
Lord Robin W. Renwick	$58,773 (5)	$0	$24,750	$10,625	$94,148
Peter S. Watson	$0	$0	$24,750	$0	$24,750
Suzanne H. Woolsey	$0	$0	$24,750	$0	$24,750

(1)                The amounts in column (c) represent company matched donor contributions (to a maximum of $5,000 per fiscal year) made to eligible institutions.

(2)                The amounts in column (d) represent the premiums paid by the company for each director for non-contributory life insurance benefits.

(3)                Amounts in column (e) represent a 25% “premium” contribution made by the company in 2006 on deferred director’s fees deemed invested in the Fluor Stock Valuation Fund.

(4)                The amounts in column (f) represent the total of columns (b) through (e).

(5)                This is the amount of payments made to Lord Renwick in his capacity as the Non-Executive Chairman of Fluor Limited, a wholly-owned subsidiary of the company located in the United Kingdom. For his services provided in 2006, Lord Renwick was paid £30,000, which converts to $58,773 based on the exchange rate as of December 31, 2006.

RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM

Proposal 2

Consistent with our commitment to good corporate governance, our Audit Committee is asking shareholders to ratify its appointment of Ernst & Young LLP as our independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending on December 31, 2007. In the event the shareholders fail to ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Fluor and its shareholders.

A representative of Ernst & Young LLP is expected to be present at the meeting and available to respond to appropriate questions and, although that firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Audit and Other Fees

The following table presents aggregate fees for professional audit services rendered by Ernst & Young LLP for the audit of the company’s annual financial statements for fiscal years 2006 and 2005, and fees billed for other services provided by Ernst & Young LLP for fiscal years 2006 and 2005.

	Fiscal Year Ended (in millions)
	2006	2005
Audit Fees	$6.8	$6.8
Audit-Related Fees(1)	1.4	0.7
Tax Fees	—	—
All Other Fees	—	—
Total Fees Paid	$8.2	$7.5

(1)                Includes pension plans, accounting and reporting consultations and advisory services regarding Section 404 of the Sarbanes-Oxley Act of 2002.

Audit Committee’s Pre-Approval Policy

The Audit Committee of our Board of Directors has policies and procedures for the pre-approval of all audit and non-audit services to be provided by our independent registered public accounting firm and for the prohibition of certain services from being provided by the independent registered public accounting firm. We may not engage our independent registered public accounting firm to render any audit or non-audit service unless the service is approved in advance by the Audit Committee or the engagement to render the service is entered into pursuant to the Audit Committee’s pre-approval policies and procedures. On an annual basis, the Audit Committee may pre-approve services that are expected to be provided to Fluor by the independent registered public accounting firm during the fiscal year. At the time such pre-approval is granted, the Audit Committee specifies the pre-approved services and establishes a monetary limit with respect to each particular pre-approved service, which limit may not be exceeded without obtaining further pre-approval under the policy. For any pre-approval, the Audit Committee considers whether such services are consistent with the rules of the Securities and Exchange Commission on auditor independence. Management provides the Audit Committee a quarterly report listing service performed by and fees paid to the independent registered public accounting firm during the current fiscal year.

If the cost of any service exceeds the pre-approved monetary limit, such service must be approved by the Audit Committee. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve any audit or non-audit services to be provided to Fluor by the independent registered public accounting firm for which the cost is less than $500,000. The Chair must report any pre-approval pursuant to the delegation of authority to the Audit Committee at its next scheduled meeting.

Board Recommendation

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2007.

OTHER BUSINESS

The company does not intend to present any other business for action at the Annual Meeting and does not know of any other business intended to be presented by others.

ADDITIONAL INFORMATION

“Householding” of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. The company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or if you share an address with another shareholder and you would prefer to receive a single copy of the proxy statement instead of multiple copies, please notify Fluor’s Investor Relations Department at (469) 398-7220, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039 or, if your shares are held in a brokerage account, your broker. The company promptly will deliver to a shareholder who received one proxy statement as the result of householding a separate copy of the proxy statement upon the shareholder’s written or oral request directed to Fluor’s Investor Relations Department at (469) 398-7220, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

Advance Notice Procedures

Under the company’s Amended and Restated Bylaws, no business may be brought before an annual meeting by a shareholder unless written notice is delivered to the company’s Secretary (containing certain information specified in the Amended and Restated Bylaws about the shareholder and the proposed action) not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting—that is, with respect to the 2008 annual meeting, between January 3, 2008 and February 2, 2008. However, in the event that the 2008 annual meeting is to be held on a date that is more than 30 days before or more than 70 days after May 2, 2008 (the first anniversary of the 2007 Annual Meeting), then such notice must be received not earlier than the 120th day and not later than the 90th day prior to the date of the 2008 annual meeting or the 10th day following the day on which public announcement of the date of the 2008 annual meeting is first made by the company. These requirements are separate from the Securities and Exchange Commission’s requirements that a shareholder must meet in order to have a shareholder proposal included in the company’s proxy statement. Any notices should be sent to: Lawrence N. Fisher, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the company may exercise discretionary voting authority under proxies it solicits to vote on any such proposal as it determines appropriate.

Shareholder Proposals for the 2008 Annual Meeting

Shareholders interested in submitting a Rule 14a-8 proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2008 may do so by following the procedures prescribed in Rule 14a-8, under the Securities Exchange Act of 1934, as amended. To be eligible for inclusion, shareholder proposals must be received by the company’s Secretary no later than November 8, 2007. Any proposals should be sent to: Lawrence N. Fisher, Chief Legal Officer and Secretary, Fluor Corporation, 6700 Las Colinas Boulevard, Irving, Texas 75039.

Electronic Voting

If you own your shares of common stock of record you may authorize the voting of your shares over the Internet at www.proxyvoting.com/flr or telephonically by calling 1-866-540-5760 and by following the instructions on the enclosed proxy card. If you hold shares in a Fluor or Fluor subsidiary’s retirement plan participant account, you may authorize the voting of your shares over the Internet at www.proxyvoting.com/flr-plans or telephonically by calling 1-866-540-5760 and by following the instructions on the enclosed voting instruction card. Authorizations submitted over the Internet or by telephone must be received by 10:59 p.m. Central Daylight Time on May 1, 2007, except with respect to shares held in company retirement plans which must be received by 4:59 p.m. Central Daylight Time on April 30, 2007 to be voted by the trustee.

Use of these Internet or telephonic voting procedures constitutes your authorization of Mellon Investor Services, or in the case of shares held in company retirement plans, the trustee, to deliver a proxy card on your behalf to vote at the Annual Meeting in accordance with your Internet or telephonically communicated instructions.

If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a voting instruction form to you with this proxy statement, which you may use to direct how your shares will be voted. Many banks and brokerage firms also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your bank or brokerage firm on your vote instruction form.

Lawrence N. Fisher
Chief Legal Officer and Secretary

March 7, 2007

Irving, Texas

Directions to the
Fluor Corporation 2007 Annual Shareholders Meeting

Wednesday, May 2, 2007, beginning at 9:00 a.m. Central Daylight Time
Hotel Crescent Court, Gallery Ballroom
400 Crescent Court
Dallas, Texas

FLUOR CORPORATION

PROXY CARD SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF THE COMPANY FOR THE ANNUAL MEETING TO BE HELD ON MAY 2, 2007

The undersigned, a shareholder of Fluor Corporation, a Delaware corporation, acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2006; and, revoking any proxy previously given, hereby constitutes and appoints L.N. Fisher and D.M. Steuert, and each of them, the true and lawful agents and proxies of the undersigned with full power of substitution in each, to vote the shares of Common Stock of Fluor Corporation standing in the name of the undersigned at the Annual Meeting of Shareholders of Fluor Corporation, on Wednesday, May 2, 2007 at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side and upon such other matters as may be properly presented.

THIS PROXY CARD WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES AS TO ANY OTHER MATTERS THAT ARE PROPERLY PRESENTED. UNLESS OTHERWISE DIRECTED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES FOR DIRECTOR IN PROPOSAL 1 AND FOR PROPOSAL 2.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

~ FOLD AND DETACH HERE ~

FLUOR CORPORATION

2007 Annual Meeting of Shareholders

May 2, 2007

You are cordially invited to attend the 2007 Annual Meeting of Shareholders which will be held on Wednesday, May 2, 2007, beginning at 9:00 a.m. Central Daylight Time, at:

Hotel Crescent Court, Gallery Ballroom

400 Crescent Court

Dallas, Texas

A map is included on the last page of the Proxy Statement.

ADMITTANCE TICKET

This ticket entitles you, the shareholder, and one guest to attend the 2007 Annual Meeting.

Please bring it with you. Only shareholders and their guests will be admitted.

We look forward to welcoming you on Wednesday, May 2, 2007.

THIS PROXY CARD WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE FOUR NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the nominees in Proposal 1 and FOR Proposal 2.

1.	Election of	FOR	AGAINST	ABSTAIN	2.	Ratification of the appointment of Ernst & Young LLP as registered public accounting firm for 2007.
Class II Directors:

	01 James T. Hackett	☐	☐	☐
	02 Kent Kresa	☐	☐	☐
	03 Lord Robin W. Renwick	☐	☐	☐
	04 Peter S. Watson	☐	☐	☐

		FOR	AGAINST	ABSTAIN
		☐	☐	☐

		I PLAN TO ATTEND THE MEETING		☐

Signature	Signature	Date:		, 2007

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Corporations and partnerships should sign in full corporate or partnership name by an authorized officer.

→ FOLD AND DETACH HERE →

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH OF WHICH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through
10:59 p.m. Central Daylight Time May 1, 2007.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet	OR	Telephone	OR	Mail
http://www.proxyvoting.com/flr-		1-866-540-5760		Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
plans Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

FLUOR CORPORATION

VOTING INSTRUCTION CARD SOLICITED ON BEHALF OF THE BOARD OF

DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING TO BE HELD ON MAY 2, 2007

The undersigned, a participant in a 401(k) or other retirement plan sponsored by Fluor Corporation or a subsidiary, such as the Fluor Corporation Salaried Employees Savings Investment Plan, (the “Company Retirement Plans”), acknowledges receipt of a Notice of Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report to Shareholders for the year ended December 31, 2006. This Voting Instruction Card constitutes your voting instructions to The Northern Trust Company which serves as trustee of the trust serving as the funding medium for the Company Retirement Plans (the “Trust”) to vote the shares of Common Stock of Fluor Corporation allocated to your plan account at the Annual Meeting of Shareholders of Fluor Corporation, on Wednesday, May 2, 2007 at 9:00 a.m. Central Daylight Time, and at any adjournment or postponement thereof with respect to the proposals listed on the reverse side. As a participant in and a named fiduciary (i.e. the responsible party identified in the voting section of each plan document and the Trust) under the Company Retirement Plans, you have the right to direct The Northern Trust Company, as trustee, how to vote the shares of Fluor Corporation allocated to your Plan account as well as a portion of any shares for which no timely voting instructions are received from other participants with respect to Proposal 2. If you do not sign, date and return this card, or no direction is made, the Trust provides that the trustee will vote FOR the nominees for Director in Proposal 1 and, with respect to Proposal 2, will vote the shares allocated to your plan account in the same proportion as it votes the shares for which it has received such instructions unless to do so would be inconsistent with the trustee’s duties.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

~ FOLD AND DETACH HERE ~

FLUOR CORPORATION

2007 Annual Meeting of Shareholders

May 2, 2007

You are cordially invited to attend the 2007 Annual Meeting of Shareholders which will be held on Wednesday, May 2, 2007, beginning at 9:00 a.m. Central Daylight Time, at:

Hotel Crescent Court, Gallery Ballroom

400 Crescent Court

Dallas, Texas

A map is included on the last page of the Proxy Statement.

ADMITTANCE TICKET

This ticket entitles you, the shareholder, and one guest to attend the 2007 Annual Meeting.

Please bring it with you. Only shareholders and their guests will be admitted.

We look forward to welcoming you on Wednesday, May 2, 2007.

This Voting Instruction Card will be voted as directed. Unless otherwise directed, this Voting Instruction Card will be voted FOR the election of the four nominees in Proposal 1 and in the same proportion and manner as the Trustee votes the shares for which it has received voting instructions with respect to Proposal 2.

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends that you vote FOR the nominees in Proposal 1 and FOR Proposal 2.

1.	Election of	FOR	AGAINST	ABSTAIN	2.	Ratification of the appointment of Ernst & Young LLP as registered public accounting firm for 2007.
Class II Directors:

	01 James T. Hackett	☐	☐	☐
	02 Kent Kresa	☐	☐	☐
	03 Lord Robin W. Renwick	☐	☐	☐
	04 Peter S. Watson	☐	☐	☐

		FOR	AGAINST	ABSTAIN
		☐	☐	☐

		I PLAN TO ATTEND THE MEETING		☐

Signature	Signature	Date:		, 2007

NOTE: Please sign as name appears hereon.

→ FOLD AND DETACH HERE →

For shares held in Fluor retirement plans, voting instructions must be received by
4:59 p.m. Central Daylight Time on April 30, 2007 for the Trustee to vote your shares in accordance with your instructions.

Your Internet or telephone vote authorizes the Trustee to vote your shares in the same manner as if you marked, signed and returned your Voting Instruction Card.

Internet	OR	Telephone	OR	Mail
http://www.proxyvoting.com/flr		1-866-540-5760		Mark, sign and date your Voting Instruction Card and return it in the enclosed postage-paid envelope.
Use the Internet to vote. Have your Voting Instruction Card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your Voting Instruction Card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your voting instruction card.

Choose MLinkSM for Fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.